Exhibit I-8	This document is an English translation of a Japanese original. In case of any discrepancy between the English and Japanese documents, the latter shall prevail.

Securities Code: 8834
March 12, 2009

Dear Shareholders

Shigeatsu Sugiura, President Towa Real Estate Development Co., Ltd. 3-13, Yaesu 2-chome, Chuo-ku, Tokyo

Notice of Convocation of an Extraordinary General Meeting of Shareholders and
General Meeting of the Shareholders with Class Shares for
the Shareholders with Common Stock

You are cordially invited to attend the extraordinary general meetings of shareholders and general meeting of the shareholders with class shares for the shareholders with common stock of Towa Real Estate Development Co., Ltd. (“Towa” or the “Company”), to be held as follows.

A proposal regarding “Approval of the Share Exchange Agreement” is submitted as an agenda item to the extraordinary general meeting of shareholders. A general meeting of the shareholders with class shares (“shurui kabunushi soukai”) for the shareholders with common stock will be concurrently held so that a resolution as per the Corporation Law can be adopted.

As for the general meeting of the shareholders with class shares for the shareholders with Class A preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class B preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class C preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class D preferred stock and the general meeting of the shareholders with class shares for the shareholders with Class E preferred stock, the respective general meetings of the shareholders with class shares are planned to be held or, as set forth in Articles 325 and 319 of the Corporation Law, approval in writing shall be requested of each and every shareholder with class shares.

If you are unable to attend the meeting above, you may exercise your voting rights in writing. Please read the attached Reference Documents for the Exercise of Voting Rights and return the enclosed Voting Rights Exercise Form with your vote of approval or disapproval for the proposal so that it will reach us by 5:30 p.m., Friday, March 27, 2009.

1. Time and Date:	10 a.m., Monday, March 30, 2009
2. Place:	Conference Room, 7th floor of Towa Head Office 3-13, Yaesu 2-chome, Chuo-ku, Tokyo

3. Objectives of the Meeting:
[Extraordinary general meeting of shareholders ]
Agenda:
Proposal No. 1:	Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company
Proposal No. 2:	Partial Amendments to the Articles of Incorporation
Proposal No. 3:	Election of Two (2) Directors

[General meeting of the shareholders with class shares for the shareholders with common stock]
Agenda:
Proposal:	Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company

For those attending, please present the enclosed Voting Rights Exercise Form at the reception desk on arrival at the meeting.

Should any revision be needed with regard to the Reference Documents for the Exercise of Voting Rights, the Company will publish such revision on the Company’s Web site (http://www.towa-fudosan.co.jp/IR/).

Reference Documents for the Exercise of Voting Rights

[Extraordinary general meeting of shareholders]
Proposals and References
Proposal No. 1:	Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company

1.	Reasons for Implementing the Share Exchange
Mitsubishi Estate Co., Ltd. (“Mitsubishi Estate”), and Towa have mutually pursued synergies, for example, through joint ventures by drawing on their respective strengths against a backdrop of gradual reinforcement of the capital relationship such as the conclusion of a capital alliance agreement in December 2004 and Mitsubishi Estate’s subscription for the allocation of new shares to a third party then conducted by Towa in January 2008. Nevertheless, both corporations recently reached a common recognition that Towa’s business base must be further strengthened and its business system reconstructed by enhancing strategic integrity and agility with Mitsubishi Estate to reinforce the housing business of the Mitsubishi Estate Group including Towa by taking into account the difficult business environment that is expected to continue in the condominium market. Based on this shared recognition, both corporations determined to implement a share exchange (“Kabushiki-kokan”; the “Share Exchange”) at their respective meetings of the Board of Directors held on February 5, 2009, according to which Mitsubishi Estate becomes a wholly owning parent company of Towa, whereas Towa becomes a wholly owned subsidiary of Mitsubishi Estate.

Partly due to the last year’s adverse impact of the rapidly worsening domestic condominium market, Towa judged that its highest management priority would be strengthening the equity capital base and therefore conducted in February 2009 an allocation of new shares to a third party (the “Allocation of New Shares”) in which shares were allocated to Mitsubishi Estate. However, management of Towa concluded that its financial base must be stabilized and its business system reconstructed by enhancing strategic integrity and agility with Mitsubishi Estate to promote the future growth of the core condominium business because the difficult business environment and tough financial conditions are expected to continue, and therefore decided to become a wholly owned subsidiary of Mitsubishi Estate upon the Share Exchange. Towa considers that becoming a wholly owned subsidiary of Mitsubishi Estate upon the Share Exchange will work to strengthen its credibility and allow it to pursue more stable business development by focusing on providing consumers with customer-oriented, quality condominiums based on an operating system with unified production and sales functions and that this decision will, by extension, lead to the improvement of the corporate value of Towa.

2.	Outline of the Share Exchange Agreement
The outline of the Share Exchange agreement entered into by and between Mitsubishi Estate and the Company on February 5, 2009, is as follows:

  Share Exchange Agreement (Copy)

This share exchange agreement (“This Agreement”) is made on February 5, 2009 by and between Mitsubishi Estate Co., Ltd. (“Mitsubishi Estate”), and Towa Real Estate Development Co., Ltd. (“Towa”).

Article 1 (Share Exchange)
1.
In accordance with This Agreement, Mitsubishi Estate and Towa shall conduct a share exchange (the “Share Exchange”), in which Mitsubishi Estate is a wholly owning parent company through the share exchange, whereas Towa is a wholly owned subsidiary through the share exchange.

Article 2 (Issuance of Shares and Allocation thereof)
1.
Upon the Share Exchange, Mitsubishi Estate shall issue to the shareholders of Towa (the “Eligible Shareholders”) (excluding Mitsubishi Estate; hereinafter the same shall apply) whose names are registered or recorded in Towa’s last register of shareholders as of the day preceding the Effective Date (defined in Article 4 below; hereinafter the same shall apply) Mitsubishi Estate’s shares of common stock corresponding to the total number of Towa’s shares held thereby multiplied by the share exchange ratio as per each item below, instead of the Towa shares held thereby, and shall not deliver any other assets thereto.

As Mitsubishi Estate holds all the issued shares of Towa with regard to the Class C preferred stock and the Class D preferred stock, the allocation of Mitsubishi Estate’s shares of common stock through the Share Exchange shall not be implemented.
(1) One Towa share of common stock: 0.042
(2) One Towa share of Class A preferred stock: 0.585

(3) One Towa share of Class B preferred stock: 0.316
(4) One Towa share of Class E preferred stock: 0.572
2.
Upon the Share Exchange, Mitsubishi Estate shall treat the Eligible Shareholders by the class shares held thereby and allocate its shares thereto as described in each item below. Should shares of less than one share be produced upon the Share Exchange in the number of shares to be allocated to the Eligible Shareholders of Towa’s shares who will receive the delivery of Mitsubishi Estate’s shares of less than one share upon the Share Exchange, Mitsubishi Estate’s shares corresponding to the total (which shall be truncated if the value of such total has fractions less than one) of such fractional shares shall be sold and the proceeds from the sale thereof shall be delivered to the relevant Eligible Shareholders in proportion to the respective fractional shares in accordance with Article 234 of the Corporation Law, instead of delivering Mitsubishi Estate’s shares of common stock that correspond to the fractional shares less than one share.

(1)	Mitsubishi Estate’s shares of common stock shall be allocated and delivered at the rate of 0.042 per one Towa share of common stock held.
(2)	Mitsubishi Estate’s shares of common stock shall be allocated and delivered at the rate of 0.585 per one Towa share of Class A preferred stock held.
(3)	Mitsubishi Estate’s shares of common stock shall be allocated and delivered at the rate of 0.316 per one Towa share of Class B preferred stock held.
(4)	Mitsubishi Estate’s shares of common stock shall be allocated and delivered at the rate of 0.572 per one Towa share of Class E preferred stock held.
3.
Towa shall cancel the shares of treasury stock held thereby as of the conclusion of This Agreement and all the shares of treasury stock it has purchased during the period from the contract day of This Agreement to the day preceding the Effective Date before the day preceding the Effective Date, in accordance with Article 178, Paragraph 1, of the Corporation Law; provided, however, that this clause shall not apply in the case where Towa cannot cancel despite its reasonable efforts to the extent practical in its business.

Article 3 (Amounts of Capital Stock and Capital Reserve of Mitsubishi Estate)
The amounts of the capital stock, the capital reserve and the retained earnings reserve of Mitsubishi Estate, all of which will increase in association with the Share Exchange, shall be as follows:
(1)	Capital stock:	¥4,839,049,239
(2)	Capital reserve:	An amount otherwise specified by Mitsubishi Estate, in compliance with the provision of Article 68, Paragraph 1, Item 2 b(2), of the Ordinance for Corporate Accounting
(3)	Retained earnings reserve:	¥0

Article 4 (Effective Date)
The day on which the Share Exchange becomes valid and effective (the “Effective Date”) shall be April 30, 2009; provided, however, that the Effective Date is subject to change through consultations and an accord thereon between Mitsubishi Estate and Towa if need arises depending on the proceeding of the share exchange procedure or any other reasons.

Article 5 (General Meeting of Shareholders)
1.
Mitsubishi Estate will implement the Share Exchange without obtaining the approval of a general meeting of shareholders, which is stipulated in Article 795, Paragraph 1, of the Corporation Law, considering This Agreement, in accordance with Article 796, Paragraph 3, of the Corporation Law; provided, however, that Mitsubishi Estate shall request resolutions regarding the approval of This Agreement and the matters necessary for the Share Exchange at a general meeting of shareholders before the day preceding the Effective Date (including the amended Effective Date, if any) if approval of a general meeting of shareholders of Mitsubishi Estate concerning the Share Exchange becomes necessary in accordance with Article 796, Paragraph 4, of the Corporation Law.

2.
Towa shall request resolutions regarding the approval of This Agreement and the matters necessary for the Share Exchange at a general meeting of shareholders and a general meeting of shareholders with class shares before March 31, 2009; provided, however, that this date may be changed through consultations and an accord thereon between Mitsubishi Estate and Towa if need arises depending on the proceeding of the Share Exchange procedure or any other reasons.

Article 6 (Management of Corporate Properties)
Mitsubishi Estate and Towa shall continuously execute their respective business operations and conduct management and operation of their assets under the care of good managers, respectively, in the period from the date of signing This Agreement to the Effective Date. Any action that might have a significant impact on any assets and/or rights or obligations of the respective parties shall be taken through prior consultations and an accord thereon between Mitsubishi Estate and Towa.

Article 7 (Change in the Effective Date, Change to any Condition of the Share Exchange and Termination of This Agreement)
Mitsubishi Estate and Towa shall change the Effective Date to May 31, 2009, if an event that falls under any of the following cases takes place. In such case, Mitsubishi Estate and Towa shall consult about any change to the conditions of the Share Exchange. In the event that Mitsubishi Estate and Towa do not reach an agreement in writing through consultations regarding such change before May 28, 2009, This Agreement shall be terminated.
(1)
If any material change takes place in terms of the financial health or the managing conditions of Mitsubishi Estate or Towa before the day preceding the Effective Date, due to an act of nature or any other reason, if any urgency that might pose a material obstacle to the implementation of the Share Exchange occurs or if achievement of the purpose of This Agreement becomes difficult;

(2)	If approval of a general meeting of shareholders of Mitsubishi Estate concerning the Share Exchange becomes necessary in accordance with Article 796, Paragraph 4, of the Corporation Law;
(3)	If the allocation of new Shares, which is expected to be conducted between Mitsubishi Estate and Towa, does not come into force before the day preceding the Effective Date; and
(4)	If purchases of 20 million or more shares are requested of Mitsubishi Estate before the day preceding the Effective Date in accordance with Article 797, Paragraph 5, of the Corporation Law.

Article 8 (Validity of This Agreement)
This Agreement shall become void and invalid in case an event that falls under any of the following cases takes place.
(1)	If the approval at the general meeting of shareholders of Mitsubishi Estate as per the proviso of Article 5, Paragraph 1, of This Agreement cannot be obtained;
(2)	If the approval at the general meeting of shareholders or the general meeting of shareholders with class shares of Towa as per Article 5, Paragraph 2, of This Agreement cannot be obtained;
(3)
If any necessary approvals of the competent government offices, which are stipulated in relevant laws and regulations in Japan and overseas, cannot be obtained before the Effective Date, or any condition or restriction that might pose a material obstacle to the implementation of the Share Exchange is imposed in such approvals; and

(4)	If This Agreement is terminated or cancelled in accordance with the preceding Article.

Article 9 (Matters for Consultations and Dispute Settlement between the Parties)
1.	This Agreement shall comply with the Japanese laws and be interpreted in accordance therewith.
2.
In addition to the matters specified in This Agreement, all the necessary matters regarding the Share Exchange shall be determined through consultations between Mitsubishi Estate and Towa in adherence with the intent of This Agreement.

3.	In the event any dispute or question is raised concerning This Agreement, the Tokyo District Court shall be the exclusively competent, first-instance court for agreement.

IN WITNESS WHEREOF, the two parties hereto have executed This Agreement in duplicate with their respective signatures and seals thereon, with one copy to be held by each party.

February 5, 2009	Mitsubishi Estate: Keiji Kimura, President and Chief Executive Officer Mitsubishi Estate Co., Ltd. 6-1, Otemachi 1-chome, Chiyoda-ku, Tokyo

Towa: Shigeatsu Sugiura, President Towa Real Estate Development Co., Ltd. 3-13, Yaesu 2-chome, Chuo-ku, Tokyo

3.  Outline of the Article 184 of the Ordinance for Enforcement of the Corporation Law
(1) Equality of consideration for exchange
1)    Total consideration for exchange and allotment
    In calculating the share exchange ratio for the Share Exchange, Mitsubishi Estate and Towa agreed to select respective third-party valuation institutions, independent from either corporation, and separately requested the calculation of the share exchange ratio for the Share Exchange. As a result, Mitsubishi Estate selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) and Towa selected Nomura Securities Co., Ltd. (“Nomura Securities”) as a third-party valuation institutions. Mitsubishi Estate requested that Mizuho Securities calculate the share exchange ratio as a third-party valuation institutions and obtained a valuation report therefrom. Towa received a written opinion dated February 4, 2009, from Nomura Securities, stating that the share exchange ratio for common stock agreed to with Mitsubishi Estate would be fair and reasonable for Towa from the financial viewpoint, under certain conditions including the preconditions described below and others.

With regard to the share exchange ratio of the common stock between Mitsubishi Estate and Towa, Mizuho Securities made separate valuations by using the average market share price method, which incorporates the stock prices of both corporations existing in the markets, and the discounted cash flow method (the “DCF method”), a valuation method that takes into consideration the cash flow conditions that future business operations are expected to achieve. Moreover, with regard to the share exchange ratio of the Class A, Class B and Class E preferred stock of Towa, Mizuho Securities adopted an option valuation method using the triangular lattice model, which is a typical option valuation model, and the calculation results obtained with the methods adopted for the calculation of the share exchange ratio of the common stock of Mitsubishi Estate. With regard to the average market share price method, Mizuho Securities adopted the simple average of closing prices of both corporations’ shares (the “Closing Prices”) for the past one-month period (January 5, 2009 through February 4, 2009), the simple average Closing Prices for the past three-month period (November 5, 2008, through February 4, 2009) and the simple average Closing Prices for the past six-month period (August 5, 2008, through February 4, 2009), with the base date for each being February 4, 2009. The closing prices quoted are on the Tokyo Stock Exchange. Supposing the stock value per share (of common stock) of Mitsubishi Estate is 1, the valuation ranges pursuant to the respective calculation methods are as follows:

(a) Common stock
Calculation method adopted	Valuation range of the share exchange ratio
Average market share price method	0.037–0.043
DCF method	0.028–0.060

(b) Class A preferred stock
Calculation method adopted	Valuation range of the share exchange ratio
Average market share price method / Option valuation method	0.445–0.687
DCF method/Option valuation method	0.416–0.766

(c) Class B preferred stock
Calculation method adopted	Valuation range of the share exchange ratio
Average market share price method / Option valuation method	0.204–0.364
DCF method/Option valuation method	0.190–0.405

(d) Class E preferred stock
Calculation method adopted	Valuation range of the share exchange ratio
Average market share price method / Option valuation method	0.417–0.641
DCF method/Option valuation method	0.390–0.715

In calculating the share exchange ratio, Mizuho Securities supposed various preconditions, that is, the information supplied by both corporations and the disclosed information are precise and complete; there is nothing undisclosed to Mizuho Securities with regard to the facts that might have a significant impact on the calculation of the share exchange ratio; and Mizuho Securities has not conducted its own appraisal or assessment of the individual assets and liabilities of both corporations or the like. Furthermore, such preconditions include assumptions that the financial forecasts of both corporations, which were referred to in its valuations, have been reasonably prepared based on the best projections and judgments of their management teams and that these calculations reflected information and economic circumstances in Japan available as of February 4, 2009.

On the other hand, Nomura Securities adopted the average market price method (of which the covered periods meant the Closing Prices on February 4, 2009, the averaged Closing Prices for the previous five business days, the average Closing Prices for the previous one month and the average Closing Prices for the previous three months, with the base date for each being February 4, 2009) using the stock price of both corporations existing in the markets. In addition, Nomura Securities adopted the DCF method in calculating the share exchange ratio of the common stock to reflect future business operations in its valuation. Moreover, with regard to the share exchange ratio of the Class A, Class B and Class E preferred stock of Towa, Nomura Securities analyzed the economic value of the respective preferred stock classes using Nomura Securities’ original valuation model based on the stock value of common stock via different calculation methods and calculated the share exchange ratio. Nomura Securities submitted its written opinion reporting its views regarding the share exchange ratio of common stock between Mitsubishi Estate and Towa based on the analysis of these calculation results and subsequent comprehensive examination. Supposing the stock value per share (of common stock) of Mitsubishi Estate is 1, the calculation ranges pursuant to the respective calculation methods are as follows:

(a) Common stock
Calculation method adopted	Calculation range of the share exchange ratio
Average market price method	0.042–0.043
DCF method/Option valuation method	0.033–0.048

(b) Class A preferred stock
Calculation method adopted	Calculation range of the share exchange ratio
Average market price method	0.564–0.611
DCF method/Option valuation method	0.447–0.579

(c) Class B preferred stock
Calculation method adopted	Calculation range of the share exchange ratio
Average market price method	0.270–0.338
DCF method/Option valuation method	0.189–0.238

(d) Class E preferred stock
Calculation method adopted	Calculation range of the share exchange ratio
Average market price method	0.592–0.645
DCF method/Option valuation method	0.424–0.531

In calculating the share exchange ratio, Nomura Securities, in principle, employed the information supplied by both corporations in their entirety, and supposed that such materials and information adopted are precise and complete. Consequently, Nomura Securities has not verified in its own right such precision and/or completeness of information. Moreover, Nomura Securities supposed various preconditions, that is, there is nothing undisclosed to Nomura Securities with regard to the facts that might have a significant impact on the calculation of the share exchange ratio or the like. Nomura Securities has neither conducted its own appraisal, valuation or assessment nor requested therefor, including analysis and valuation of the individual assets and liabilities (including contingent liabilities) of both corporations, as well as subsidiaries and affiliates thereof. Furthermore, such preconditions include assumptions that the financial forecasts of both corporations, which were referred to in its calculations, have been reasonably prepared based on the best projections and judgments of their management teams and that these calculations reflected information and economic circumstances in Japan available as of February 4, 2009.

Mizuho Securities and Nomura Securities reflected the adverse impact of the downward revisions to the business results for the fiscal year ending March 31, 2009, of both Mitsubishi Estate and Towa on the financial forecasts that were used for calculating the share exchange ratio between Mitsubishi Estate and Towa. Mizuho Securities and Nomura Securities also took into consideration the Allocation of New Shares in calculating the share exchange ratio.

Mitsubishi Estate and Towa carefully examined the calculation results of the share exchange ratio, which were reported by the respective third-party valuation institutions independently. At the same time, both corporations carefully and reasonably verified the share exchange ratio from multifaceted viewpoints while comprehensively taking into account negative factors such as the downward revisions of business forecasts and positive factors such as the extension of Towa’s credibility through the reinforcement of the equity capital base and anticipated improvement of the corporate value of Towa. Consequently, the aforementioned multifaceted examination included attention to the possible conflicts of interest between Mitsubishi Estate, a parent company, and minority shareholders of Towa, a subsidiary, and the study on the issue prices of the common stock and the Class A and Class B preferred stock in the Allocation of New Shares. Following serious negotiations and consultations in view of such a verification process at both sides, Mitsubishi Estate and Towa reached an accord and concluded that the above share exchange ratio values would be fair and reasonable in the respective cases.

Company name		Mitsubishi Estate Co., Ltd. (Wholly owning parent company through the share exchange)	The Company (Wholly owned subsidiary through the share exchange)
Share exchange ratio	Common stock	1	0.042
	Class A preferred stock	1	0.585
	Class B preferred stock	1	0.316
	Class E preferred stock	1	0.572
Number of shares newly issued upon the Share Exchange		Common stock: 7,881,187 shares (planned)

2) Amounts of capital stock and reserves of Mitsubishi Estate, all of which will increase in association with the share exchange
The amounts of the capital stock, the capital reserve and the retained earnings reserve of Mitsubishi Estate, all of which will increase in association with the Share Exchange, are shown below. They were determined to fall within the scope of Article 68 of the Ordinance for Corporate Accounting. They are considered appropriated as they comply with the relevant laws and regulations and intend to ensure certain flexibility to Mitsubishi Estate’s capital policy after the completion of the Share Exchange.
(1) Capital stock:	¥4,839,049,239
(2) Capital reserve:	An amount otherwise specified by Mitsubishi Estate, in compliance with the provision of Article 68, Paragraph 1, Item 2 b(2), of the Ordinance for Corporate Accounting
(3) Retained earnings reserve:	¥0

3) Reason for having chosen this type of property as consideration for exchange
The Company settled on Mitsubishi Estate’s shares as the consideration for exchange by comprehensively taking into account such factors as the continuous convertibility into money of the consideration for exchange and the potential for rising stock value due to the possible realization of the synergies of both corporations.

4) Precautions to prevent damaging the interests of Towa’s shareholders (excluding Mitsubishi Estate)
Of all the directors of Towa, Noritada Terasawa, Chairman of the Board, is an adviser of Mitsubishi Estate, and Hiroshi Ishikawa, Executive Vice President, is an employee of Mitsubishi Estate (temporarily transferred to Towa). These two (2) directors did not participate in the deliberation and the voting for a resolution concerning the Share Exchange at the relevant Board of Directors meetings from the viewpoint of avoiding conflicts of interest. Moreover, Kiyoshi Misawa, a statutory auditor of Towa, is an employee of Mitsubishi Estate (temporarily transferred to Towa). He also did not express his opinions in the deliberation at the relevant Board of Directors meetings concerning the Share Exchange from the same viewpoint.

(2)  Matters of reference related to the consideration for exchange
1)	Articles of Incorporation of Mitsubishi Estate
The Articles of Incorporation of Mitsubishi Estate are stated below. The Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Streamlining the Settlement of Trades of Stocks and Other Securities (Law No. 88 of 2004; the “Settlement Streamlining Law”) was promulgated on June 9, 2004, and implemented on January 5, 2009. Consequently, it is deemed that Mitsubishi Estate resolved that the relevant provision of its Articles of Incorporation to the effect that Mitsubishi Estate shall issue share certificates representing its issued shares be abolished with such implementation date of the Settlement Streamlining Law as the effective date, in compliance with Article 6, Paragraph 1, of the Supplementary Provisions to the Settlement Streamlining Law.

 (Translation originally issued in Japanese)

THE ARTICLES OF INCORPORATION
OF
MITSUBISHI ESTATE COMPANY, LIMITED.

CHAPTER I   GENERAL PROVISIONS

Article 1.	The name of the Company shall be “Mitsubishi Jisho Kabushiki Kaisha.” In English, it shall be “Mitsubishi Estate Company, Limited.”

Article 2.	The head office of the Company shall be located at Chiyoda-ku, Tokyo.

Article 3.	The purpose of the Company shall be to engage in the following business activities:
1.	Owning, managing and leasing real property;
2.	Being entrusted with management and leasing of real property;
3.	Sale and purchase of real property, acting as intermediary therein and making appraisal of real property;
4.	Construction and sale of residences;
5.	Owning, managing, operating and leasing tourist and leisure facilities;
6.	Management of hotels and restaurants;
7.	Operation of cableway business;
8.	Development of residential lands, industrial lands, etc.;
9.	Dredging and reclamation of harbors, rivers, etc.;
10.	Architectural designing and supervision of, and contracting for, construction and civil engineering works;
11.	Business governed by the Law concerning Specified Joint Enterprises of Real Estate;
12.
Making capital contributions to special purpose companies (tokutei mokuteki kaisha and tokubetsu mokuteki kaisha (as defined in the Rules Concerning Terminology, Form and Method of Preparation of Financial Statements, etc.)) and real estate investment trusts, as well as sale and purchase of such capital contribution, acting as intermediary therein and being entrusted with management thereof, and

13.	Any business incidental or relating to any of the foregoing items.

Article 4.
Public notices of the Company shall be given in an electronic method; provided, however, that they shall be given in the Nihon Keizai Shimbun in case such an electronic method is not available due to any unavoidable reason.

CHAPTER II   SHARES

Article 5.
The total number of shares authorized to be issued by the Company shall be one billion nine hundred and eighty million (1,980,000,000). The number of shares constituting one unit of shares shall be one thousand (1,000).

Article 6.
The Company shall issue share certificates representing its issued shares. Regardless of the provision of the preceding paragraph, the Company may elect not to issue any share certificate for shares constituting less than one full unit (hereinafter referred to as “shares not constituting a full unit”).

Article 7.	The Company may, by a resolution of the Board of Directors, purchase shares of the Company through market transactions and any other means.

Article 8.
A shareholder (including a beneficial shareholder; hereinafter the same shall apply) holding shares not constituting a full unit may request that the Company sell him/her such amount of shares which will, when added together with the shares not constituting a full unit held by him/her, constitute one full unit of stock (hereinafter referred to as “Sale”) in accordance with the Share Handling Regulations adopted by the Board of Directors.

Article 9.
Shareholders who hold shares not constituting a full unit of the Company shall not be allowed to exercise any rights other than those below-mentioned in respect of such shares not constituting a full unit.

1.	Rights provided for in each item in Article 189, Paragraph 2, of the Company Law;
2.	Right for requesting under the provision of Article 166, Paragraph 1 of the Company Law;
3.	Right for receiving allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held;
4.	Right for requesting Sale of shares not constituting a full unit, as stipulated in the preceding Article.

Article 10.
The Company shall appoint a transfer agent in respect of shares. The transfer agent and its handling office shall be decided by a resolution of the Board of Directors and shall be announced by public notice.

The register of shareholders (including the register of beneficial shareholders, hereinafter the same shall apply), the register of lost share certificates and the register of stock acquisition rights of the Company shall be kept at the handling office of the transfer agent, and the Company shall cause the transfer agent to handle the business pertaining to shares and stock acquisition rights, such as the registration or record of the register of shareholders, the register of lost share certificates and the register of stock acquisition rights, as well as the purchase and Sale of shares not constituting a full unit, etc., and the Company shall not handle the above matters directly.

Article 11.
Unless otherwise provided by laws or ordinances or in these Articles of Incorporations, the type of share certificates, and the procedures and commissions in respect of shares of the Company shall be governed by the Share Handling Regulations.

Article 12.
The shareholders whose names are registered or recorded in the last register of shareholders at the end of each business year shall be entitled to exercise their rights at the ordinary meetings of shareholders concerning the relevant year.

Regardless of the preceding paragraph or other parts of these Articles of Incorporation, the Company may, when necessary, upon giving prior public notice specifying a certain date pursuant to a resolution of the Board of Directors, deem the shareholders or the registered pledgees whose names are registered or recorded in the last register of shareholders at such date those entitled to exercise their rights.

CHAPTER III   GENERAL MEETINGS OF SHAREHOLDERS

Article 13.	An ordinary general meeting of shareholders shall be convened in June every year, and extraordinary general meetings of shareholders shall be convened as necessary.

Article 14.
Unless otherwise provided by laws or ordinances, general meetings of shareholders shall be convened by the President and Director pursuant to a resolution of the Board of Directors. Should the President and Director be unable to act, one of the other Representative Directors shall convene the general meeting in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 15.
The President and Director shall act as chairman at all general meetings of shareholders. Should the President and Director be unable to act, one of the other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 16.
Upon convening a general meeting of the shareholders, it shall be deemed that the Company has provided shareholders with the information that should be described or indicated in the reference document for the general meeting of shareholders, a business report, non-consolidated financial statements and consolidated financial statements by disclosing such information through the Internet pursuant to the provisions of the Ministry of Justice Ordinance.

Article 17.
Unless otherwise provided by laws or ordinances or in these Articles of Incorporation, all resolutions of general meetings of shareholders shall be adopted by a majority of the voting rights of the shareholders entitled to exercise their voting rights present or represented thereat.

Unless otherwise provided for in these Articles of Incorporation, the resolution provided for in Article 309, Paragraph 2 of the Company Law shall be passed by an affirmative vote of not less than two-thirds of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.

Article 18.	A shareholder of the Company may exercise his/her voting rights through one (1) proxy who is also a shareholder of the Company having voting rights.

In the case of the preceding paragraph, in each case the shareholder or his/her proxy shall submit a document evidencing a power of attorney to the Company at the relevant general meeting of shareholders.

CHAPTER IV   DIRECTORS AND BOARD OF DIRECTORS

Article 19.	The Company shall have the Board of Directors.

Article 20.
The Company shall have not more than fifteen (15) Directors, and Directors shall be elected at general meetings of shareholders. A resolution for the election of Directors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.

The election of Directors shall not be conducted by cumulative voting.

Article 21.	The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within one (1) years after his/her election.

Article 22.
Directors who shall represent the Company shall be appointed by a resolution of the Board of Directors. The Board of Directors may, by a resolution thereof, appoint one (1) Chairman of the Board and one (1) President and Director.

Article 23.	The Company may by a resolution of the Board of Directors have Executive Counsel(s).

Article 24.
The Board of Directors shall make decisions concerning important affairs of the Company. All resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of the Directors are present, by a majority of the Directors present.

Article 25.
The Chairman of the Board shall convene meetings of the Board of Directors. Should the office of the Chairman of the Board be vacant, or should he or she be unable to act, the President and Director shall so act, and should be the President and Director also be unable to act, one of other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.

In order to convene a meeting of the Board of Directors, a notice of the meeting of the Board of Directors shall be given to each Director and each Statutory Auditor at least three (3) days prior to the day set for such meeting; provided, however, that such period may be shortened in case of urgency.

Article 26.
The Chairman of the Board shall act as chairman at all meetings of the Board of Directors. Should the office of the Chairman of the Board be vacant, or should he or she be unable to act, the President and Director shall so act, and should the President and Director also be unable to act, one of the other Representative Directors shall so act in accordance with an order of priority predetermined by a resolution of the Board of Directors.

Article 27.	In case all the Directors express their agreement to any matter to be resolved at the Board of Directors in writing or via an electromagnetic method, a resolution of the Board of Directors to pass the matter to be resolved shall be deemed to have been adopted to that effect; provided, however, that the provision shall not apply if an objection is raised by any of the Statutory Auditors.

Article 28.
Pursuant to the provision of Article 427, Paragraph 1 of the Company Law, the Company may enter into an agreement with each Outside Director to limit his/her liability for damage arose from failure of the performance of his/her duties; provided, however, that such limited amount shall be either a predetermined amount equal to or above ¥10 million or the minimum liability amount set forth in the relevant laws or ordinances, whichever is higher.

CHAPTER V   STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

Article 29.	The Company shall have the Statutory Auditors and the Board of Statutory Auditors.

Article 30.
The Company shall have not more than five (5) Statutory Auditors, and Statutory Auditors shall be elected at general meetings of shareholders. A resolution for the election of Statutory Auditors shall be adopted at a general meeting of shareholders by an affirmative vote of a majority of the voting rights held by shareholders present and entitled to exercise their voting rights, where shareholders present shall hold shares representing not less than one-third of the total number of voting rights of all shareholders entitled to exercise their voting rights.

Article 31.
The term of office of a Statutory Auditor shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within four (4) years after his/her election.

Article 32.	The Board of Statutory Auditors shall elect, by a resolution thereof, one (1) or more Standing Statutory Auditors.

Article 33.	Unless otherwise provided by laws or ordinances, all resolutions of the Board of Statutory Auditors shall be adopted by a majority of the Statutory Auditors.

Article 34.
In order to convene a meeting of the Board of Statutory Auditors, a notice of the meeting of the Board of Statutory Auditors shall be given to each Statutory Auditor at least three (3) days prior to the day set for such meeting; provided, however, that such period may be shortened in case of urgency.

Article 35.
Pursuant to the provision of Article 427, Paragraph 1, of the Company Law, the Company may enter into an agreement with each Outside Statutory Auditor to limit his/her liability for damage arose from failure of the performance of his/her duties; provided, however, that such limited amount shall be either a predetermined amount equal to or above ¥10 million or the minimum liability amount set forth in the relevant laws or ordinances, whichever is higher.

CHAPTER VI   INDEPENDENT ACCOUNTING AUDITORS

Article 36.	The Company shall have Independent Accounting Auditors.

Article 37.	Independent Accounting Auditors shall be elected at general meetings of shareholders.

Article 38.
The term of office of Independent Accounting Auditors shall expire upon conclusion of the ordinary general meeting of shareholders held for the last business year ending within one (1) year after his/her/its election.

The Independent Accounting Auditors currently in office shall be deemed to have been reelected by the ordinary general meeting of shareholders if not specially resolved otherwise by the ordinary general meeting of shareholders provided for in the preceding paragraph.

CHAPTER VII   ACCOUNTS

Article 39.	The business year of the Company shall be one (1) year period commencing on April 1 of each year and ending on March 31 of the following year.

Article 40.
The Company shall, by a resolution of the general meeting of shareholders, make distribution of surplus in cash to the shareholders or the registered pledgees whose names are registered or recorded in the latest register of shareholders as of March 31 of every year.

Article 41.
The Company may, by a resolution of the Board of Directors, make distribution of surplus in cash as set forth in Article 454, Paragraph 5 of the Company Law to the shareholders or registered pledgees whose names are registered or recorded in the latest register of shareholders as of September 30 of each year.

Article 42.
In case any dividends in cash from surplus have not been received within three (3) years after the date of commencement of payment thereof, the Company shall be relieved from the obligation for the payment thereof.

*     *     *     *     *
Amended as of June 28, 2007

2)	Matters regarding the methods for conversion into money of the consideration for exchange
i	Markets for trading
Mitsubishi Estate’s shares are currently traded in five domestic stock exchanges (First Section of the Tokyo Stock Exchange, First Section of the Osaka Securities Exchange, First Section of the Nagoya Stock Exchange, Sapporo Securities Exchange and Fukuoka Stock Exchange).

ii	Traders who conduct intermediary service, broker age business or act as an agency for transactions
Mitsubishi Estate’s shares can be traded through ordinary securities companies.

3)	Matters regarding the market price of the consideration for exchange
The simple average of the closing prices of Mitsubishi Estate’s shares for the past three-month period (November 5, 2008, through February 4, 2009) before the business day preceding the announcement date of the Share Exchange (February 5, 2009) quoted on the Tokyo Stock Exchange was ¥1,368.82. You may view recent stock prices of Mitsubishi Estate’s shares, for example, at the Web site of the Tokyo Stock Exchange (http://www.tse.or.jp/).

(3)	Matters regarding the financial statements
1)	Matters regarding Mitsubishi Estate
i	Details of the financial statements pertaining to the final fiscal year

Business Report
(April 1, 2007, through March 31, 2008)

I.     Current Situation of the Corporate Group
1. Overview of Operations for the Year
(1)   Progress and Results of Operations
During the consolidated fiscal year ended March 31, 2008, the Japanese economy experienced a gradual undertone of recovery against a backdrop of continuing capital investment, steady improvement in the employment situation and signs of expanding exports, despite several negative factors such as a temporary standstill in exports and production in the first half and the slowdown of the U.S. economy considerably affected by a decline in housing investment and the subprime housing loan issue in the second half.

Within the real estate industry, vacancy rates in the office building rental market remained at low levels and a tight supply-demand situation continued in metropolitan areas due to increased demand for transfers to larger offices and the expansion of office space in line with the economic upturn, resulting in higher rent levels. In the real estate investment market, harsh competition to get primary lots continued in several areas with transactions at high price levels, whereas some investment funds and institutional investors refrained from further investment in the second half of the fiscal year. In the residential market, the number of condominium complexes supplied in the Tokyo metropolitan area decreased considerably on a year-over-year basis, reflecting a tendency toward weaker sales of certain condominium types in suburbs due to a rise in sales prices along with an increase in the costs of construction works and a conspicuous trend of delayed construction works as a negative result of the implementation of the revised Building Standard Law.

Recognizing these changes in the business environment surrounding these markets and our businesses, the Mitsubishi Estate Group acted speedily and flexibly to address its businesses.

The overview of operations by each business segment is as follows:

Commercial Real Estate
During the consolidated fiscal year ended March 31, 2008, the Shin-Marunouchi Building, which was completed in April 2007, and THE PENINSULA TOKYO, which was opened in September 2007, contributed to solid revenue through their first full year of operation, respectively. As for existing buildings, the rise in rent successfully advanced, supported by favorable market conditions against a backdrop of firm demand for office space. In addition, as part of the Group’s asset portfolio strategy, we transferred the MM Park Building (Yokohama) in March 2008 to recover invested funds and apply them to future business operations, and Yokohama Sky Building Co., Ltd., transferred the beneficial interest in trust related to the partial equity of Sky Building (Yokohama) owned by it in order to improve its financial standing and secure funds for future businesses. As a result, revenue from operations of this segment increased ¥26,605 million from the previous fiscal year to ¥380,562 million.

Concerning the Marunouchi Redevelopment Project, the 10 years from 1998 to 2007 constituted the “first stage,” and we have completed the rebuilding of six (6) existing buildings including the Marunouchi Building, while focusing on upgrading functionality especially around Tokyo Station. The “first stage” of the Marunouchi Redevelopment Project ended with the completion of THE PENINSULA. In the “second stage” starting from 2008, we aim to further extend and redevelop the overall Marunouchi district starting with the Marunouchi Park Building and Mitsubishi Ichigokan, for which new construction work will continue toward completion by the end of the fiscal year ending March 2010, together with the onset of the “Marunouchi 1-4 Project (tentative name)” (replacement of the Togin Building and other buildings to be completed in the fiscal year ending March 2012), for the purpose of spreading and deepening the positive effects of the Marunouchi Redevelopment Project to the overall Otemachi, Marunouchi and Yurakucho areas.

In these areas, we were selected in March 2008 as an expectant transferee of the sectional ownership held by Resona Bank Limited in the Resona Maruha Building and acquired that ownership at the end of April 2008.

Residential Business

During the consolidated fiscal year under review, revenue from operations was mainly recorded for sales of condominium complexes such as Park House Sanbancho (Chiyoda-ku, Tokyo), Park House Tokiwamatsu (Shibuya-ku, Tokyo), Arisugawa Park House (Minato-ku, Tokyo) and TWICERE Yoga (Setagaya-ku, Tokyo), as well as for sales of residential land lots and single-unit houses such as Dreams Design Hanakoganei-Minamimachi (Kodaira, Tokyo) and Dreams Design Saginuma-Dobashi (Kawasaki). Segment revenue included contracting income from partnership business, etc., condominium management revenue from Mitsubishi Jisho Towa Community Co., Ltd., and others, and leisure business revenue from operations of golf grounds, etc. As a result, revenue from operations of this segment decreased ¥17,611 million from the previous fiscal year to ¥213,903 million.

Principal condominiums under construction for which sales started during the consolidated fiscal year under review, and for which we expect a significant contribution to future sales, included HONGO PARKHOUSE THE PREMIER FORT (Bunkyo-ku, Tokyo), Motoazabu Park House (Minato-ku, Tokyo), PARKHOUSE YOYOGIKOEN RAFFINATO (Shibuya-ku, Tokyo) and Park House PRESIA Tower (Funabashi, Chiba). Our product planning, which focused on location features and diversified needs, was basically appreciated by consumers, leading to overall good sales performance.

As for the soil and groundwater pollution issue at OAP Residence Tower in Kita-ku, Osaka, countermeasures that we had been initiating pursuant to an agreement entered into between the overall residents and four (4) construction firms including the Company in January 2006 were completed in April 2008. Having secured an environment for the residents to live peacefully upon completion of such countermeasures, we intend to continue to monitor the site and take other actions sincerely to maintain such environment for the residents.

Urban Development & Investment Management
During the consolidated fiscal year under review, we proactively expanded the target areas for site acquisition to regional core cities apart from the Tokyo metropolitan area. As for sites under development, the commercial complex ZEEX TENJIN (Fukuoka) was reopened through renovation in November 2007 as the TENJIN LOFT Building, and the Shiodome Building, the last large-scale development at the SHIODOME SIO-SITE (the Shiodome District Land Readjustment Project), was completed in December 2007. Moreover, rental houses in the PARK HABIO series and others were completed one after another and started operation. Although revenue from operations decreased from the previous fiscal year, during which earnings in equity of an anonymous partnership from the sale of large property were distributed, we sold a beneficial interest in trust related to the Akihabara Center Place Building (Chiyoda-ku, Tokyo), which was initially developed as profit-making real estate, in April 2007 and the land and building of the Harumi Center Building (Chuo-ku, Tokyo) in December 2007, respectively. We also included commission fee, etc. from the supply of professional services involved in real estate investment by Mitsubishi Jisho Investment Advisors, Inc. As a result, revenue from operations of this segment decreased ¥8,785 million from the previous fiscal year to ¥29,430 million.

International Business
During the consolidated fiscal year under review, we acquired the River Plate House office building in May 2007 in London, England, and decided to participate in the Central Saint Giles Redevelopment Project in July 2007. Meanwhile, the Bow Bells House was completed in December 2007 and subsequently started operation. In the United States, we sold the Pack West Center, which had been held by our locally incorporated company in Portland, Oregon, in December 2007, whereas we acquired the Phelps Dodge Tower office building in Phoenix, Arizona, in March 2008. On the other hand, revenue from general real estate services was eliminated in the fiscal year under review because Rockefeller Group International, Inc., transferred all of the shares of its subsidiary conducting real estate brokerage business at the end of the previous fiscal year, from the viewpoint of restructuring overseas business portfolio within the Group. As a result, revenue from operations of this segment decreased ¥154,523 million from the previous fiscal year to ¥71,920 million.

Architectural Design & Engineering
During the consolidated fiscal year under review, revenue from operations of this segment comprises sales from the architectural design and supervision operations of Mitsubishi Jisho Sekkei Inc., related to the Shin-Marunouchi Building, THE PENINSULA TOKYO and YURAKUCHO ITOCiA (all of which are in Chiyoda-ku, Tokyo), the Kyoto Dia Building (Kyoto) and other buildings. In addition, MEC Design International Corporation recorded revenue from interior finishing contracts for Company-owned buildings, condominiums and other buildings. As a result, revenue from operations of this segment increased ¥1,295 million from the previous fiscal year to ¥19,086 million.

Custom-Built Housing
During the consolidated fiscal year under review, Mitsubishi Estate Home Co., Ltd., focused its marketing efforts on receiving orders for the core housing product of AEROTECH, a complete home air-conditioning and ventilation system. Consequently, profitability continued to improve year over year. However, revenue was less than the previous fiscal year’s result mainly due to an intensified competition in the custom-build housing market and confusion in the application procedures for building certification. As a result, revenue from operations of this segment decreased ¥3,333 million from the previous fiscal year to ¥31,216 million.

Hotel Business
During the consolidated fiscal year under review, this segment benefited from generally favorable operations of the respective chain hotels, including Royal Park Shiodome Tower, at which mainstay accommodation and restaurant service performed well in its fifth year of operation; Royal Park Hotel, at which banquet service improved performance mainly for corporate demand; and Yokohama Royal Park Hotel, which made the most of recent renovations of guest rooms to enhance accommodation service. Meanwhile, the sale of Atsugi Royal Park Hotel, which was conducted in the second half of the previous fiscal year from the viewpoint of focus and selection of management resources, resulted in lower revenue. As a result, revenue from operations of this segment decreased ¥330 million from the previous fiscal year to ¥33,163 million.

Real Estate Services
During the consolidated fiscal year under review, Mitsubishi Real Estate Services Co., Ltd. (Mitsubishi Real Estate Services Co., Ltd., changed its trade name (Japanese only) as of April 1, 2007), proactively conducted agile marketing such as proposal-type sales to supply high quality one-stop services. In the distribution sales field, we strengthened our initiatives to handle corporate real estate (CRE) strategy-focused businesses for M&A and corporate revitalization projects. In the leasing sales field, we focused on increasing the number of transactions while maintaining a higher capacity usage ratio. In the consignment-in sales field, revenue from consignment-in sales decreased, primarily affected by a lag in the sales timing for new sales properties to the fiscal year ending March 31, 2009, due to the impact of revisions to the Building Standard Law and other factors despite the increased ratio of high-priced properties in central Tokyo. As a result, revenue from operations of this segment decreased ¥910 million from the previous fiscal year to ¥27,941 million.

Others
During the consolidated fiscal year under review, revenue from operations of this segment mainly comprises sales by MEC Information Development Co., Ltd. (maintenance and management of information systems), Shiki Resorts Company Limited (operation and entrusted management of resort facilities, etc.), Keiyo Tochi Kaihatsu Co., Ltd. (ownership and rentals of commercial complexes) and others. Revenue from operations of this segment increased ¥722 million from the previous fiscal year to ¥4,982 million.

Revenue from operations for the consolidated fiscal year ended March 31, 2008, amounted to ¥787,652 million, down ¥159,988 million from the previous fiscal year, operating income increased ¥11,818 million to ¥177,983 million and ordinary income increased ¥10,386 million to ¥162,061 million, on a consolidated basis.

In the extraordinary gains and losses section, extraordinary gains of ¥5,690 million were recorded principally from the assignment of beneficial interest in trust related to the partial equity of the Sky Building and sales of investment securities, whereas extraordinary losses amounted to ¥8,088 million mainly due to a loss on retirement of assets and diverse losses on devaluation.

As a consequence, consolidated net income for the year amounted to ¥86,963 million, down ¥10,698 million.

[Operating Results by Business Segment]
(Millions of yen)
Business Segment	Year ended March 31, 2007		Year ended March 31, 2008
	Revenue from Operations	Operating Income	Revenue from Operations	Operating Income
Commercial Real Estate	353,956	100,214	380,562	114,490
Residential Business	231,514	23,979	213,903	24,326
Urban Development & Investment Management	38,216	23,520	29,430	16,863
International Business	226,444	22,005	71,920	27,544
Architectural Design & Engineering	17,790	1,181	19,086	2,324
Custom-Built Housing	34,550	(169)	31,216	(616)
Hotel Business	33,493	1,616	33,163	1,362
Real Estate Services	28,851	6,082	27,941	4,108
Others	4,260	798	4,982	995
Eliminations and Corporate	(21,437)	(13,064)	(24,554)	(13,415)
Total	947,641	166,165	787,652	177,983

(2)   Capital Expenditures
In the consolidated fiscal year ended March 31, 2008, the total capital expenditures of ¥270.7 billion were mainly invested in new construction of THE PENINSULA, the Marunouchi Park Building, Mitsubishi Ichigokan and others, as well as the restoration of own buildings.

The principal buildings acquired during the consolidated fiscal year under review were as follows:
Company Name	Designation	Location	Building Scale	Total Floor Area of the Building	Remarks
Mitsubishi Estate	Shin-Marunouchi Building	Chiyoda-ku, Tokyo	38 floors above ground and four basement floors	195,401.02 m2	Completed in April 2007
Mitsubishi Estate	THE PENINSULA	Chiyoda-ku, Tokyo	24 floors above ground and four basement floors	58,571.57 m2	Completed in May 2007

(3)   Financing
(Millions of yen)
Category	Beginning Balance	Ending Balance	Increase/Decrease from the Previous Fiscal Year
Short-term borrowings and long-term debt	546,608	1,051,819	505,211
Commercial paper	―	10,000	10,000
Corporate bonds	465,980	583,587	117,606
Total	1,012,588	1,645,407	632,818
Note: Corporate bonds above include short-term redeemable bonds.

The Company issued unsecured corporate bonds of ¥10.0 billion in April 2007, ¥10.0 billion in June 2007, ¥10.0 billion in July 2007, ¥20.0 billion in September 2007, ¥35.0 billion in October 2007, ¥30.0 billion in November 2007 and ¥10.0 billion in January 2008, respectively.

(4)    Important Business Reorganization, etc.
1) Business transfer, absorption-type company split or incorporation-type company split

None applicable

2)     Acceptance of other company's business
None applicable

3) Assumption of rights and/or liabilities regarding businesses of other legal entities, etc. due to absorption-type merger or absorption-type company split
Effective as of December 27, 2007, the Company entered into an absorption-type merger, which made Mitsubishi Estate Co., Ltd., the surviving company and Aqua City Properties PLC, the extinct company, for the purpose of directly holding a part of the commercial complex “AQUA CiTY ODAIBA” (Minato-ku, Tokyo) as the Company’s own property.

4) Acquisition or disposition of shares or other equity interests or stock acquisition rights of other corporations
In January 2008, the Company subscribed for an allotment of new shares to third parties and acquired all 42,735,000 shares of common stock newly issued by Towa Real Estate Development Co., Ltd., which was then an affiliate, in order to further strengthen the relation therewith and increase the synergies of both corporations. Consequently, the Company now holds 51.88% of the total number of issued shares of Towa Real Estate Development which has become our subsidiary while maintaining its previous status as a listed company.
  Further, in February 2008, the Company conducted a takeover bid for shares of Sunshine City Corporation, which was then an affiliate, in order to reinforce the collaboration with Sunshine City in the pursuit of mutually complementary relations and more effective utilization of management resources at both companies. Thereafter, the Company acquired 10,508,041 shares of Sunshine City’s stock in March 2008. Consequently, the Company now holds 59.59% of the total number of issued shares of Sunshine City which has become our subsidiary.

2.    Assets and Profit and Loss in the Last 3 Fiscal Years
(Millions of yen)
Fiscal year Category	Fiscal 2004 (April 2004 through March 2005)	Fiscal 2005 (April 2005 through March 2006)	Fiscal 2006 (April 2006 through March 2007)	Fiscal 2007 (April 2007 through March 2008)
Revenue from operations	775,381	844,217	947,641	787,652
Operating income	118,233	137,614	166,165	177,983
Ordinary income	93,675	121,236	151,674	162,061
Net income	36,245	55,825	97,662	86,963
Net income per share (Yen)	27.93	42.60	70.95	62.99
Total assets	3,124,514	3,280,209	3,447,272	4,327,137
Net assets	920,930	1,133,623	1,260,908	1,347,295
Net assets per share (Yen)	709.83	827.79	887.79	897.40

Note:
Effective from fiscal 2006, the year ended March 31, 2007, the “Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Statement No. 5 issued by the ASBJ on December 9, 2005) and the “Implementation Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Implementation Guidance No. 8 issued by the ASBJ on December 9, 2005) have been applied.

3.    Material Parent Company and Subsidiaries
(1)	Parent Company
None applicable

(2)	Material Subsidiaries
1) Material subsidiaries
Company Name	Paid-in Capital (Millions of yen)	The Company’s Shareholding Ratio[1] (%)	Main Businesses
Mitsubishi Real Estate Services Co., Ltd.[2]	2,400	100.00	Consignment-in sales, brokerage, management rental/lease of real properties and real estate–related general consulting
Mitsubishi Estate Home Co., Ltd.	2,093	100.00	Design and contract construction of the custom-built “Mitsubishi Home”
Mitsubishi Jisho Sekkei Inc.	2,000	100.00	Design and supervision of architecture and civil engineering
Royal Park Hotels and Resorts Co., Ltd.	495	100.00	Management of Royal Park Hotels
Mitsubishi Estate Building Management Co., Ltd.	310	100.00	Operation and management of buildings owned by the Company
Mitsubishi Jisho Towa Community Co., Ltd.	100	100.00	General management of condominiums and buildings
Marunouchi Heat Supply Co., Ltd.	2,775	64.16	Supply of heat and cooling to Marunouchi, Yurakucho, Otemachi and Uchisaiwaicho areas
Sunshine City Corporation[3]	19,200	59.59	Management of Sunshine City and others
Towa Real Estate Development Co., Ltd.[4]	17,641	51.88	Sales, brokerage and rental/lease of real properties
Royal Park Hotel Co., Ltd.	6,000	51.00	Management of Royal Park Hotel
Rockefeller Group, Inc. (a U.S. corporation)	U.S.$1,640 thousand	100.00	Real estate business in the United States, the United Kingdom and other countries

2) Material affiliates
Company Name	Paid-in Capital (Millions of yen)	The Company’s Shareholding Ratio[1] (%)	Main Businesses
Chelsea Japan Co., Ltd.	249	30.00	Operation of the PREMIUM OUTLETS
Notes:
1.	The Company’s shareholding ratio (%) in both 1) and 2) above is calculated including investments through its subsidiaries, etc.
2.	Mitsubishi Real Estate Services Co., Ltd., changed its trade name (Japanese only) as of April 1, 2007.
3.	In February 2008, the Company conducted a takeover bid and, in March 2008, additionally acquired some of the shares of Sunshine City Corporation.
4.	In January 2008, the Company subscribed for the allotment of new shares to third parties and additionally acquired some of the shares of Towa Real Estate Development Co., Ltd..

(3)	Results of Corporate Affiliations
The Company’s consolidated subsidiaries totaled 177, and 35 companies were accounted for by the equity method.
The results of corporate affiliations during the consolidated fiscal year under review are as stated in the aforementioned “1. Overview of Operations for the Year, (1) Progress and Results of Operations.”

4.    Tasks Ahead for the Corporate Group
As for the Japanese economy, much attention should be given to trends in overseas economies, especially in US economies, because uncertainty about the future of the economy has been prevailing with the weaker corporate profits and a discerning attitude toward capital investment, which have been affected by negative factors such as cost increase due to the hike of crude oil prices and confusion in the global financial markets caused by the adverse effects of subprime housing loans.

In the real estate industry, the office building rental market is expected to remain strong reflecting steady demand principally for newly constructed large-scale office buildings. On the other hand, in the real estate investment market, the situation has become far from reassuring with uncertain factors such as the withdrawal of funds from the market by certain investment funds due to financial reasons. In the residential market, we have entered a correction phase with a clear decline in the contract rate principally due to a rise in the sales prices of new condominiums mainly affected by the hike of costs of construction works. In the near future, the relative merits of real estate merchandise in terms of area environment, traffic convenience, product planning, price and others will be exposed to discerning consumers.

In this business environment, the Group formulated a basic goal of “securing a leading position in the industry as a real estate company for a new era having capabilities for real estate value creation with ‘development’ at the heart of business operations (Foundations for the Future)” in the previous Medium-Term Management Plan (which covers fiscal 2005 through fiscal 2007) and promoted measures including the reinforcement of development, real estate services and companywide proposal-oriented marketing functions. As a consequence, groupwide efforts under the plan led to the Company surpassing significantly the financial targets for the final fiscal year of the Management Plan in terms of the consolidated revenue-loss aspect and generally achieving the expected results in terms of other aspects, thereby solidifying the foundation for medium- to long-term growth. Subsequently, in the new Medium-Term Management Plan “Action 2010” (which covers fiscal 2008 through fiscal 2010) formulated in February 2008, we set out that the Group’s future vision is to become a “development-based, global real estate solution provider,” in view of changes in the management environment surrounding the Group such as globalization, the financialization of real estate, accelerated informatization and an enhanced awareness to coexist with the environment. Moreover, the new Management Plan sets out that we aim to be corporations that supply high added value to help end users, owners and investors of real properties achieve their customer value on a global basis by focusing not only on the real estate holding business and the real estate revolving investment business, on which management resources have been conventionally concentrated, but also on the real estate investment management business and the real estate services business, from a medium- to long-term standpoint.

The new Medium-Term Management Plan is therefore positioned as an action plan for the Group to move ahead with its future vision, and action themes are set out therein. Specifically, each business field has its own action theme. In the real estate holding business, we will strengthen the asset management function to increase the cash flows to be gained from the properties held and “maximize the asset value of the properties held in the Marunouchi and other areas” by promoting redevelopment projects with higher investment efficiency. Meanwhile, in the real estate revolving investment business, we will make a broad range of capital investment in the development business by leveraging our strength of offering diversified development menus and “further reinforce the development strength and evolution of risk management capability”. Moreover, in the real estate investment management business, we will “establish a global platform” as the basis for global business deployment, whereas, in the real estate services business, we aim to establish a solidified position in the field of service provision to corporate customers by enhancing our CRE-related solution provision capability. In addition, we will further focus on raising our capability to provide various real estate services, including property management, brokerage, design and supervision to gain a competitive edge in each of the real estate holding, real estate revolving investment business and real estate investment management businesses. In addition to the core action themes put in place for the respective business fields, we have set forth action themes that should serve to raise our trans-business competitiveness, which is represented by the “global presence of each business,” as well as action themes for the management infrastructure, such as “globalization of human resources,” “reinforcement of the governance system” and “positive commitment to coexist with the environment.” On April 1, 2008, we implemented an organizational reform to introduce a business group system that will function as the business unit for our growth-oriented strategic mission, instead of the previous division system, as an effective measure to move ahead with these actions.

The Mitsubishi Estate Group thus strives to upgrade its corporate brand as the basis for further enhancing a group-level competitive edge under the Medium-Term Management Plan. At the same time, in view of rising societal concern for Corporate Social Responsibility (CSR), the Group is determined to make groupwide efforts to raise the reliability of corporation and fulfill its social responsibility proactively, under the fundamental mission of “contributing to society through urban development.” We look forward to our shareholders' continued support and cooperation.

5.    Main Business Operations (As of March 31, 2008)
Business Segment	Scope of Main Businesses
Commercial Real Estate	a. Development, leasing and management of office buildings and commercial complexes, etc. b. Parking lot operation c. District heating and cooling business
Residential Business	a. Construction, sale and management of condominiums and single-unit houses, etc. b. Development of new towns c. Operation of leisure facilities
Urban Development & Investment Management	Development and management of profit-making real estate
International Business	a. Overseas real estate development, leasing and management b. Real estate investment management
Architectural Design & Engineering	a. Design and project supervision of buildings and civil engineering construction b. Contract building works and interior finishing services, etc.
Custom-Built Housing	Design and contract construction of custom-built houses
Hotel Business	Operation and management of hotel facilities
Real Estate Services	a. Consignment-in sales, brokerage, management and rental/leasing of real estate b. Real estate–related general consulting
Others	Other businesses

6.    Main Offices, etc. (As of March 31, 2008)
   (1)    The Company
* Head Office:	6-1, Otemachi 1-chome, Chiyoda-ku, Tokyo
* Branches:	Sapporo Branch (Sapporo), Tohoku Branch (Sendai), Yokohama Branch (Yokohama), Nagoya Branch (Nagoya), Osaka Branch (Osaka), Chugoku Branch (Hiroshima) and Kyushu Branch (Fukuoka)

(2)	Principal Group Companies
Company Name	Location of Offices
Mitsubishi Real Estate Services Co., Ltd.	Tokyo, Kanagawa, Osaka, Aichi, Hokkaido, Miyagi, Hiroshima, Fukuoka, etc.
Mitsubishi Estate Home Co., Ltd.	Tokyo, Kanagawa, Chiba, Saitama, Osaka
Mitsubishi Jisho Sekkei Inc.	Tokyo, Osaka, Aichi, Hokkaido, Miyagi, Fukuoka, China
Royal Park Hotels and Resorts Co., Ltd.	Tokyo
Mitsubishi Estate Building Management Co., Ltd.	Tokyo, Kanagawa
Mitsubishi Jisho Towa Community Co., Ltd.	Tokyo, Kanagawa, Chiba, Saitama, Osaka, Aichi, Hiroshima, Fukuoka, etc.
Marunouchi Heat Supply Co., Ltd.	Tokyo
Sunshine City Corporation	Tokyo
Towa Real Estate Development Co., Ltd.	Tokyo, Osaka, Aichi, Hiroshima, etc.
Royal Park Hotel Co., Ltd.	Tokyo
Rockefeller Group, Inc.	United States, United Kingdom, etc.
Chelsea Japan Co., Ltd.	Tokyo

7.    Status of Employees (As of March 31, 2008)
(1)	Number of Employees of the Corporate Group
Business Segment	Number of Employees
Commercial Real Estate	1,594
Residential Business	2,379
Urban Development & Investment Management	105
International Business	508
Architectural Design & Engineering	493
Custom-Built Housing	337
Hotel Business	1,222
Real Estate Services	606
Others	183
Corporate (shared)	190
Total	7,617

Notes:
1.	The above figures indicate the number of regular workers (excluding temporary employees).
The figure stated in “Corporate (shared)” indicates the number of employees who belong to administrative departments, which can not be categorized as specified business segments.

(2)	Employees of the Company
Number of Employees	Increase/ Decrease from the Previous Fiscal Year-End	Average Age	Average Years of Service
769	11	40 years and four (4) months	16 years and five (5) months
Note:	The above figures indicate the number of regular workers (excluding temporary employees).

8.    Major Lenders (As of March 31, 2008)
(Millions of yen)
Name of Lender	Balance of Borrowings
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	163,918
Mitsubishi UFJ Trust and Banking Corporation	97,430
Meiji Yasuda Life Insurance Company	52,982

9.    Other Important Matters regarding the Current Situation of the Corporate Group
None applicable

II.   Current Situation of the Company
1.    Shares (As of March 31, 2008)

(1) Total Number of Shares Authorized to be Issued by the Company:	1,980,000,000
(2) Total Number of Issued Shares:	1,382,518,351
(including 1,963,134 shares of treasury stock)
(3) Number of Shareholders:	67,997
(4) Major Shareholders

Shareholder Name	Investment in the Company
	Number of Shares Held (Thousands)	Investment Ratio (%)
State Street Bank and Trust Company	74,762	5.41
The Master Trust Bank of Japan, Ltd. (Trust account)	67,376	4.88
Meiji Yasuda Life Insurance Company	52,421	3.79
Japan Trustee Services Bank, Ltd. (Trust account)	46,791	3.38
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43,270	3.13
Tokio Marine & Nichido Fire Insurance Co., Ltd.	40,597	2.94
State Street Bank and Trust Company 505103	31,774	2.30
Taisei Corporation	29,168	2.11
Takenaka Corporation	28,150	2.03
Asahi Glass Co., Ltd.	22,714	1.64
Note: The investment ratio is calculated after deducting the shares of treasury stock from the issued shares of the Company.

2.    Status of Stock Acquisition Rights, etc.
(1)	Stock Acquisition Rights Issued in Compensation for the Execution of Duties, which are Held by Officers of the Company (As of March 31, 2008)
	Date of Resolution on Issuance	Stock Acquisition Rights Pursuant to a Resolution at the Meeting of the Board of Directors Held on July 26, 2007	Stock Acquisition Rights Pursuant to a Resolution at the Meeting of the Board of Directors Held on July 27, 2006
	Number of the Stock Acquisition Rights	21	34
	Class and Number of the Shares Subject to the Stock Acquisition Rights	Common stock: 21,000 shares (1,000 shares per stock acquisition right)	Common stock: 34,000 shares (1,000 shares per stock acquisition right)
	Issue Price of the Stock Acquisition Rights	¥3,016 per share	¥2,329 per share
	Amount to be Paid upon Exercise of the Stock Acquisition Rights	¥1 per share	¥1 per share
	Exercise Period of the Stock Acquisition Rights	August 14, 2007, to August 13, 2037	August 15, 2006, to August 14, 2036
	Conditions for Exercise of the Stock Acquisition Rights	Note 1	Note 1
Holding State of Officers	Directors (Excluding Outside Directors)	Number of holders: 9 persons Number of the stock acquisition rights held: 21 Number of the shares subject to the stock acquisition rights: 21,000	Number of holders: 6 persons Number of the stock acquisition rights held: 24 Number of the shares subject to the stock acquisition rights: 24,000
	Outside Directors	―	―
	Statutory Auditors	―	―

	Date of Resolution on Issuance	Stock Acquisition Rights Pursuant to a Resolution at the General Meeting of Shareholders Held on June 29, 2004	Stock Acquisition Rights Pursuant to a Resolution at the General Meeting of Shareholders Held on June 27, 2003
	Number of the Stock Acquisition Rights	186	55
	Class and Number of the Shares Subject to the Stock Acquisition Rights	Common stock: 186,000 shares (1,000 shares per stock acquisition right)	Common stock: 55,000 shares (1,000 shares per stock acquisition right)
	Issue Price of the Stock Acquisition Rights	Free of charge	Free of charge
	Amount to be Paid upon Exercise of the Stock Acquisition Rights	¥1,345 per share	¥951 per share
	Exercise Period of the Stock Acquisition Rights	June 30, 2006, to June 29, 2014	June 28, 2005, to June 27, 2013
	Conditions for Exercise of the Stock Acquisition Rights	Note 2	Note 2
Holding State of Officers	Directors (Excluding Outside Directors)	Number of holders: 7 persons Number of the stock acquisition rights held: 58 Number of the shares subject to the stock acquisition rights: 58,000	Number of holders: 5 persons Number of the stock acquisition rights held:13 Number of the shares subject to the stock acquisition rights: 13,000
	Outside Directors	―	―
	Statutory Auditors	Number of holders: 1 person Number of the stock acquisition rights held: 11 Number of the shares subject to the stock acquisition rights: 11,000	―

	Date of Resolution on Issuance	Stock Acquisition Rights Pursuant to a Resolution at the General Meeting of Shareholders Held on June 27, 2002	Stock Subscription Rights Pursuant to a Resolution at the General Meeting of Shareholders Held on June 28, 2001
	Number of the Stock Acquisition Rights	158	126
	Class and Number of the Shares Subject to the Stock Acquisition Rights	Common stock: 158,000 shares (1,000 shares per stock acquisition right)	Common stock: 126,000 shares (1,000 shares per stock subscription right)
	Issue Price of the Stock Acquisition Rights	Free of charge	Free of charge
	Amount to be Paid upon Exercise of the Stock Acquisition Rights	¥1,039 per share	¥1,205 per share
	Exercise Period of the Stock Acquisition Rights	June 28, 2004, to June 27, 2012	June 29, 2003, to June 28, 2011
	Conditions for Exercise of the Stock Acquisition Rights	Note 2	Note 3
Holding State of Officers	Directors (Excluding Outside Directors)	Number of holders: 6 persons Number of the stock acquisition rights held: 57 Number of the shares subject to the stock acquisition rights: 57,000	Number of holders: 6 persons Number of the stock subscription rights held: 39 Number of the shares subject to the stock subscription rights: 39,000
	Outside Directors	―	―
	Statutory Auditors	Number of holders: 1 person Number of the stock acquisition rights held: 8 Number of the shares subject to the stock acquisition rights: 8,000	Number of holders: 1 person Number of the stock subscription rights held: 10 Number of the shares subject to the stock subscription rights: 10,000
Notes:
1. Conditions for Exercise of the Stock Acquisition Rights
*
A qualified person entitled to the stock acquisition rights may exercise his/her stock acquisition rights only within the exercise period set forth above on and after the day following the date when he/she steps down from any and all the positions of Director, Statutory Auditor or Executive Officer of the Company. Provided, however, that the qualified person entitled to the stock acquisition rights may exercise the rights only for a period of five (5) years reckoning from the day following the date when he/she steps down from any and all of such positions.

*
Regardless of the above provision, if the General Meeting of Shareholders of the Company approves a proposal of (i) a contract of merger in which the Company will be an extinct company or (ii) a share exchange contract or a share transfer plan by which the Company becomes a wholly owned subsidiary of another company (or a resolution of the Board of Directors is adopted in the case where such a resolution of the General Meeting of Shareholders is not required), the qualified person entitled to the stock acquisition rights may exercise his/her stock acquisition rights only for a period of 15 days reckoning from the day following the date when the proposal concerned was approved.

*	In case a qualified person entitled to the stock acquisition rights has waived his/her offered stock acquisition rights, he/she cannot exercise such offered stock acquisition rights.
*	The stock acquisition rights shall not be allowed to be assigned, pledged or otherwise disposed of, for the benefit of any third party.
*
If a qualified person entitled to the stock acquisition rights dies, his/her heir may exercise the stock acquisition rights subject to the conditions stipulated in the Agreement for Allotment of Stock Acquisition Rights.

*	Other applicable conditions and details for exercising the stock acquisition rights shall be stipulated in the Agreement for Allotment of Stock Acquisition Rights.

2. Conditions for Exercise of the Stock Acquisition Rights
*
A person to whom the stock acquisition rights were allocated (hereinafter “Qualified Person Entitled to Stock Acquisition Rights”) may exercise his/her stock acquisition rights even after he/she steps down from positions of Director and Executive Officer of the Company. If a Qualified Person Entitled to Stock Acquisition Rights dies, his/her heir may exercise the stock acquisition rights. Provided, however, the Qualified Person Entitled to Stock Acquisition Rights and the heir, in both cases above, shall comply with the conditions stipulated in the Agreement for Allotment of Stock Acquisition Rights, respectively.

*	The stock acquisition rights shall not be allowed to be assigned, pledged or otherwise disposed of, for the benefit of any third party.
*
In addition to the conditions above, relevant provisions shall be stipulated in the Agreement for Allotment of Stock Acquisition Rights with regard to the causes to return the stock acquisition rights from each Qualified Person Entitled to Stock Acquisition Rights to the Company, the restriction on exercise of the stock acquisition rights and so on.

3. Conditions for Exercise of the Stock Subscription Rights
*
A person to whom the rights were granted may exercise his/her stock subscription rights even after he/she steps down from the position of Director of the Company. If a person to whom rights were granted dies, his/her heir may exercise the stock subscription rights. Provided, however, the person to whom the stock subscription rights were granted and the heir, in both cases above, shall comply with the conditions stipulated in an agreement to grant such rights entered into by and between the Company and persons to whom such stock subscription rights are granted (hereinafter “the Agreement”).

*	The person to whom the rights were granted cannot transfer, pledge or otherwise dispose of the granted rights, for the benefit of any third party.
*
In the case where (i) absorption-type merger or incorporation-type merger between the Company and another company, (ii) share exchange or share transfer, (iii) company split or (iv) other similar event which requires adjustment occurs on and after the day of granting rights, the Company may adjust, to the extent it is necessary and reasonable, such matters as the number of shares subject to the stock subscription rights, issue price of new shares, exercise period and so on, limit the exercise of the rights and forfeit unexercised rights.

*	Other applicable conditions and details for exercising the stock subscription rights shall be stipulated in the Agreement.
4. Others
*
The stock acquisition rights and the stock subscription rights held by Statutory Auditors in the “Holding State of Officers” above were granted in the period while they were previously in the office of Director.

(2)	Stock Acquisition Rights Issued to Employees, etc., during the Fiscal Year in Compensation for the Execution of Duties
None applicable

(3)	Other Important Matters relating to Stock Acquisition Rights
None applicable

3.    Corporate Officers
(1)	Directors and Statutory Auditors (As of March 31, 2008)
Positions		Name	Assignments in the Company and Representative Positions in Other Companies, etc.
Director/Statutory Auditor	Executive Officer
President and Director*	Chief Executive Officer	Keiji Kimura	Chairman, Japan Council of Shopping Centers
Director*	Deputy President	Nobuyuki Iizuka
a. Assistant to the President;
b. Responsible for International Business Department;
c. Responsible for Corporate Planning Department;
d. Responsible for Personnel Planning Department;
e. Responsible for Corporate Communications Department;
f. Head Compliance Officer; and
g. President and Director, MEC USA, Inc.

Director*	Executive Vice President	Toshio Nagashima	a. Responsible for Commercial Development Department; and b. Responsible for Area Planning Office
Director*	Executive Vice President	Hiroshi Danno
a. Responsible for Commercial Property Investment Planning Department;
b. Responsible for Commercial Property Development & Investment Department; and
c. Responsible for Toyosu Development Project Office

Director*	Executive Vice President	Takaya Endo
a. Responsible for Residential Development Promotion Department;
b. Responsible for PARTNER System Department;
c. Responsible for Residential Design Planning & Marketing Department; and
d. Responsible for Recreational Facility Office

Director*	Executive Vice President	Seiichiro Suzuki	a. Responsible for Finance & Accounting Department; and b. President and Director, Royal Park Hotels and Resorts Co., Ltd.
Director and Executive Counsel		Shigeru Takagi
Director	Senior Executive Officer	Hiroyoshi Ito
a. Responsible for Commercial Planning Department;
b. Responsible for Area Brand Management Department;
c. Responsible for Building Management Advisory Office;
d. Deputy Responsible for Toyosu Development Project Office; and
e. President and Director, MARUNOUCHI DIRECT ACCESS Ltd.

Director	Senior Executive Officer	Hirotaka Sugiyama	a. Responsible for General Affairs Department; and b. Responsible for CSR Department
Director		Isao Matsuhashi	Advisor, JTB Corp.
Director		Fumikatsu Tokiwa
Director		Kazuya Okamoto
Director		Shu Tomioka
Standing Statutory Auditor		Eiji Tan
Standing Statutory Auditor		Kunihiro Inoue
Statutory Auditor		Kenjiro Hata	Special Advisor, Meiji Yasuda Life Insurance Company
Statutory Auditor		Akio Utsumi	Chairman and Director, Mitsubishi UFJ Trust and Banking Corporation
Notes:
1.	An asterisk (*) designates a Representative Director.
2.
Takaya Endo, Hiroyoshi Ito, Hirotaka Sugiyama and Isao Matsuhashi were elected as Director and Akio Utsumi was newly elected as Statutory Auditor, respectively, at the 108th Ordinary General Meeting of Shareholders held on June 28, 2007, and they both assumed their respective positions as of the same date.

3.	Directors Isao Matsuhashi, Fumikatsu Tokiwa, Kazuya Okamoto and Shu Tomioka are Outside Directors.
4.	Statutory Auditors Kunihiro Inoue, Kenjiro Hata and Akio Utsumi are Outside Statutory Auditors.
5.
Statutory Auditor Eiji Tan assumed the post of General Manager of the Finance and Accounting Department of the Company from June 1994 to January 1998 and that of Corporate Officer responsible for finance and accounting from January 1998 to June 2005, thereby having considerable expertise in finance and accounting.

6.	Material Concurrent Positions of Directors and Statutory Auditors (excluding the Outside Corporate Officers)
Name	Corporation where the Company’s Directors or Statutory Auditors Serve Concurrently	Concurrent Position
Keiji Kimura	Rockefeller Group, Inc.	Director
	Mitsubishi Estate Home Co., Ltd.	Director
Nobuyuki Iizuka	Rockefeller Group, Inc.	Director
	Mitsubishi Real Estate Services Co., Ltd.	Director
	Mitsubishi Estate Home Co., Ltd.	Director
	Mitsubishi Jisho Sekkei Inc.	Director
	Royal Park Hotels and Resorts Co., Ltd.	Director
	Sunshine City Corporation	Director
Hiroshi Danno	Mitsubishi Jisho Sekkei Inc.	Director
Takaya Endo	Mitsubishi Real Estate Services Co., Ltd.	Director
	Mitsubishi Estate Home Co., Ltd.	Director
	Mitsubishi Jisho Sekkei Inc.	Director
	Mitsubishi Jisho Towa Community Co., Ltd.	Director
Seiichiro Suzuki	Marunouchi Heat Supply Co., Ltd.	Statutory Auditor
	Royal Park Hotel Co., Ltd.	Director
Shigeru Takagi	Rockefeller Group, Inc.	Chairman and Director
Hiroyoshi Ito	Mitsubishi Jisho Sekkei Inc.	Director

As of April 1, 2008, “Assignment in the Company and Representative Positions in Other Companies, etc.” changed as described below.
Positions		Name	Assignment in the Company and Representative Positions in Other Companies, etc.
Director/Statutory Auditor	Executive Officer
Director*	Deputy President	Nobuyuki Iizuka
a. Assistant to the President;
b. Responsible for Corporate Planning Department;
c. Responsible for Affiliated Group Office;
d. Responsible for Personnel Planning Department;
e. Responsible for Corporate Communications Department; and
f. Head Compliance Officer

Director*	Executive Vice President	Toshio Nagashima	a. Responsible for Commercial Asset Development Department; and b. Responsible for Area Planning Office
Director*	Executive Vice President	Hiroshi Danno
a. Responsible for Commercial Property Development and Investment Planning Department;
b. Responsible for Commercial Property Development and Investment Department;
c. Responsible for Development Planning Office; and
d. Responsible for Toyosu Development Project Office

Director*	Executive Vice President	Takaya Endo
a. Responsible for Residential Development Planning Department;
b. Responsible for PARTNER System Department;
c. Responsible for Apartment Development Department;
d. Responsible for Residential Design Planning and Marketing Department; and
e. Responsible for Recreational Facility Office

Director	Senior Executive Officer	Hiroyoshi Ito
a. Responsible for Commercial Asset Management Department;
b. Responsible for Area Brand Management Department;
c. Responsible for Building Management Advisory Office;
d. Deputy Responsible for Toyosu Development Project Office; and
e. President and Director, MARUNOUCHI DIRECT ACCESS Ltd.

Director	Senior Executive Officer	Hirotaka Sugiyama	a. Responsible for General Affairs Department; b. Responsible for CSR Department; and c. Responsible for Environment and Disaster Prevention
Note: An asterisk (*) designates a Representative Director.

(2)	Total Amounts of Remuneration, etc., Paid to Directors and Statutory Auditors
Category	Number of Persons	Amount Paid (Millions of yen)
Directors	13	640
(Outside Directors)	(4)	(37)
Statutory Auditors	4	86
(Outside Statutory Auditors)	(3)	(51)
Total	17	727
Notes:
1. The Company pays no salary as employees to Directors of the Company.

2. The upper limit of remuneration for Directors under a resolution of the General Meeting of Shareholders is “within ¥800 million for one (1) fiscal year” for the amounts of ordinary remuneration (excluding the salary as employees), and the compensation, etc. regarding stock acquisition rights allocated as stock options to the Company’s Directors is separately set out to be “within ¥200 million for one (1) fiscal year.” (as resolved by the 92nd Ordinary General Meeting of Shareholders held on June 27, 1991, and the 107th Ordinary General Meeting of Shareholders held on June 29, 2006, respectively).

3. The upper limit of remuneration for Statutory Auditors under a resolution of the General Meeting of Shareholders is “within ¥100 million for one (1) fiscal year” (as resolved by the 107th Ordinary General Meeting of Shareholders held on June 29, 2006).

4. The above amounts paid include the remuneration in the form of stock options pertaining to the fiscal year under review (¥63 million to nine (9) Directors).

5. In addition to the amounts above, it was resolved by the Board of Directors held on May 18, 2006, that the retirement benefit system for officers shall be abolished after the close of the 107th Ordinary General Meeting of Shareholders to be held on June 29, 2006. In association with the resolution above, the said Ordinary General Meeting of Shareholders adopted a resolution thereat to the effect that final retirement benefits shall be granted to the Corporate Officers then in office upon the abolition of the previous system, as well as the granting of retirement benefits to the then-retiring Corporate Officers.

The total amounts of the retirement benefits, expected as of April 1, 2007 to be paid to retiring Corporate Officers at their retirement, were ¥1,183 million: ¥1,092 million for nine Directors (including no outside directors) and ¥90 million for five Statutory Auditors (including ¥83 million for four Outside Statutory Auditors). Of these amounts, the retirement benefit amounts paid with regard to the fiscal year ended March 31, 2008, were as follows:

Retiring Directors:	¥587 million for four (4) persons
Retiring Statutory Auditors:	¥8 million for one (1) person
(The qualified person was an Outside Statutory Auditor.)

(3)	Matters related to Outside Officers
1) Concurrent positions as management executives of other companies and the relationship of the Company with such other companies
The Outside Statutory Auditor Akio Utsumi concurrently holds the position of representative director of Mitsubishi UFJ Trust and Banking Corporation. Mitsubishi UFJ Trust and Banking is a major shareholder (holding 13,617,000 shares of the Company) and one of the major lenders of the Company and has a business relationship with the Company.

2) Concurrent positions as outside officers of other companies
Category	Name	Company where the Company’s Outside Officers Serve Concurrently	Concurrent Position
Outside Director	Fumikatsu Tokiwa	Settsu Oil Mill, Inc.	Outside Director
Outside Director	Kazuya Okamoto	The Yamagata Bank, Ltd.	Outside Statutory Auditor
		Noritake Co., Limited	Outside Statutory Auditor
		Fuji Kyuko Co., Ltd.	Outside Statutory Auditor
Outside Statutory Auditor	Kenjiro Hata	Shin-Etsu Polymer Co., Ltd.	Outside Statutory Auditor
		Daido Steel Co., Ltd.	Outside Statutory Auditor
Outside Statutory Auditor	Akio Utsumi	Mitsubishi Materials Corporation	Outside Statutory Auditor

3) Major activities during the fiscal year under review
*  Isao Matsuhashi (Outside Director)
He attended 15 of 15 meetings of the Board of Directors and appropriately questioned and/or remarked from an objective viewpoint independent of management executives who are in charge of executing business affairs by leveraging his management experience in a lifestyle-related service company.
*  Fumikatsu Tokiwa (Outside Director)
He attended 21 of 21 meetings of the Board of Directors and appropriately questioned and/or remarked from an objective viewpoint independent of management executives who are in charge of executing business affairs by leveraging his management experience in a listed manufacturing company.
*  Kazuya Okamoto (Outside Director)
He attended 19 of 21 meetings of the Board of Directors and appropriately questioned and/or remarked from an objective viewpoint independent of management executives who are in charge of executing business affairs by leveraging his management experience in a city bank, etc..
*  Shu Tomioka (Outside Director)
He attended 21 of 21 meetings of the Board of Directors and appropriately questioned and/or remarked from an objective viewpoint independent of management executives who are in charge of executing business affairs by leveraging his management experience in a foreign-affiliated investment bank.
*  Kunihiro Inoue (Outside Statutory Auditor)
He attended 21 of 21 meetings of the Board of Directors and appropriately questioned and/or remarked to ensure the propriety and reasonableness of the decision making of the Board of Directors as a Standing Statutory Auditor.
He attended 10 of 10 meetings of the Board of Statutory Auditors and exchanged his opinions on audit results and was involved in consultation, etc. on important matters regarding audits, apart from audit reports regarding offices, etc. as a Standing Statutory Auditor.
* Kenjiro Hata (Outside Statutory Auditor)
He attended 13 of 21 meetings of the Board of Directors and appropriately questioned and/or remarked to ensure the propriety and reasonableness of the decision making of the Board of Directors by leveraging his management experience in a life insurance company.
He attended 10 of 10 meetings of the Board of Statutory Auditors and exchanged his opinions on audit results and was involved in consultation, etc. on important matters regarding audits.
* Akio Utsumi (Outside Statutory Auditor)
He attended 15 of 15 meetings of the Board of Directors and appropriately questioned and/or remarked to ensure the propriety and reasonableness of the decision making of the Board of Directors by leveraging his management experience in a trust bank, etc..
He attended 7 of 7 meetings of the Board of Statutory Auditors and exchanged his opinions on audit results and was involved in consultation, etc. on important matters regarding audits.

4) Outline of the liability limit agreement
The Company has entered into agreements, in accordance with Article 427, Paragraph 1 of the Corporation Law, with the four (4) Outside Directors (Isao Matsuhashi, Fumikatsu Tokiwa, Kazuya Okamoto and Shu Tomioka) and the two (2) Outside Statutory Auditors (Kenjiro Hata and Akio Utsumi) to limit their liabilities to compensate damages under Article 423, Paragraph 1 of the Corporation Law. Limitation on liability of each Outside Director and Outside Statutory Auditor to compensate damages under such agreements is set out to be either ¥10 million or the respective amounts set forth under the laws and ordinances, whichever is higher.

4.    Accounting Auditor
(1)  Designation: Ernst & Young ShinNihon

(2)  Amounts of Remuneration, etc.
Amount to be Paid
Amount of remuneration, etc. to be paid by the Company to the Accounting Auditor pertaining to the fiscal year under review	¥95 million
Total amounts of money and other financial profits to be paid by the Company and its subsidiaries to the Accounting Auditor	¥215 million
Notes:
1.
Of the Company’s material subsidiaries, Towa Real Estate Development Co., Ltd., and Rockefeller Group, Inc., are subject to audits by audit firms (TOYO & CO. and Ernst & Young, respectively) other than the Accounting Auditor of the Company.

2.
The audit agreement between the Company and the Accounting Auditor does not distinguish the amount of remuneration, etc. for the audit under the Corporation Law and that for the audit under the Financial Instruments and Exchange Act, and the two (2) amounts cannot be substantially distinguished from each other. Therefore, the amount of remuneration, etc. indicates the total of these two (2) kinds of amounts.

(3)   Non-audit Services
The Company entrusts an advisory service regarding the establishment of internal control systems in association with financial reporting, which falls under the business other than that set forth in Article 2, Paragraph 1 of the Certified Public Accountant Law, to the Accounting Auditor.

(4)   Policy on Decisions of Dismissal or Non-Reappointment of the Accounting Auditor
The Board of Statutory Auditors may dismiss the Accounting Auditor of the Company pursuant to Article 340 of the Corporation Law. Further, the Company will, with consent of, or upon request of, the Board of Statutory Auditors, propose for dismissal or non-reappointment of the Accounting Auditor to the General Meeting of Shareholders in the case where the Board of Directors deems it necessary to do so, including the case where the performance of the Accounting Auditor of its duties has become compromised.

(5)   Outline of the Liability Limit Agreement
None applicable

5.     Systems to Ensure the Propriety of Business Operations
Outline of decisions on systems to ensure the compliance of the Directors’ execution of duties with laws, regulations and the Articles of Incorporation, as well as the propriety of business operations, is as follows:

(1)   Systems to Keep and Manage Information pertaining to the Execution of Duties by Directors
The Company will establish relevant organizational systems pursuant to the “Mitsubishi Estate Group Basic Compliance Rules on Information Management” to appropriately handle information assets held by the Group and practice and improve information security on an ongoing basis. The CSR Committee shall be in charge of companywide control of information storage and management.

Specifically, the Company will, under such organizational systems, formulate internal regulations such as “Information Handling Rules,” stipulating generally the management procedures necessary for the protection and handling of information held by the Company; “Important Documents Storage Rules” and “Disposed Documents Handling Rules,” stipulating management procedures related to document storage and abolition including the storage method and period for documents and abolition rules; and “Information System Handling Rules,” stipulating management procedures in association with the protection of the information system and electronic information. The Company will appropriately store and manage relevant information pertaining to the execution of Directors’ duties by operating these internal regulations.

(2)   Rules and Other Systems regarding Loss Risk Management
In the groupwide corporate management, the Company will practice diverse risk management measures for all business operations of the Group in order to properly evaluate and manage internal and external risk factors related to its businesses and to maintain and raise the corporate value of the Group.

Specifically, the Company has established the “Mitsubishi Estate Group Risk Management Rules” to realize appropriate risk management with effective systems for risk management to be carried out by all the executives and employees of the Group. Moreover, under the Risk Management Rules above, the CSR Committee shall be in charge of controlling the promotion of risk management activities at the group level, whereas the Risk Management Subcommittee shall work as a practical collegial body to collect and streamline risk management–related information. In addition, the Officer responsible for the CSR Department shall be assigned the responsibility for risk management, and the general managers of the line staff department in each business group, the general manager of each corporate staff department and others shall be designated Risk Management Responsible Managers for intra-business-group management and supervision of risk management.

In the meantime, with these risk management systems as a basis, the Strategic Investment Committee, an advisory body of the Executive Committee, shall preliminarily deliberate especially important investment subjects prior to the deliberations by the Board of Directors, the companywide final decision-making organ regarding important executive matters, and/or the Executive Committee to check the content and degree of risk factors as well as countermeasures, etc. in preparation for possibly emerging risk.

Furthermore, the Company will formulate the “Contingency Response Guidelines” to indicate action principles and communications and initial measures to be taken in the case of the occurrence of any emergency, and also the “Disaster Preparedness Outline” to prepare for emergencies such as large-scale earthquakes and terrorism acts with preventive measures and contingency-response systems. The Company will periodically conduct training in compliance with these procedures and review or extend the substance thereof to cope with environmental changes. Meanwhile, as for the business continuity program that includes these guidelines, actual measures will be improved and established based on the “Mitsubishi Estate Group Business Continuity Guidelines.”
The Internal Audit Office shall conduct internal audit activities in accordance with the Internal Audit Rules to raise the effectiveness of risk management.

(3)   Systems to Ensure Efficient Execution of Directors’ Duties
The Company will pursue improving managerial mechanisms appropriate to ensure the efficient execution of Directors’ duties in the course of fulfilling the CSR of the Company. Under this policy, the Company has adopted the Executive Officer System with the aim of reinforcing the management oversight function and the business execution function as well as higher management efficiency and faster decision making. Moreover, the Company has implemented the Special Director System for flexible decision making with regard to bidding subjects, etc. and will improve the head officer system and the rules related to the authority and decision making in accordance with internal regulations such as the Board of Directors Regulations and the Ringi Rules, to allow for more efficient execution of Directors’ duties.

(4) Systems to Ensure Compliance of the Execution of Duties by Directors and Employees with Laws, Regulations and the Articles of Incorporation
The Company has established and intends to thoroughly disseminate “The Mission of the Mitsubishi Estate Group,” “The Mitsubishi Estate Group Code of Corporate Conduct” and “The Mitsubishi Estate Group Action Guidelines” to present conduct standards by which executives and employees should abide. Meanwhile, the compliance of the execution of duties by Directors and employees with laws, regulations and the Articles of Incorporation will be ensured through relevant activities, including companywide control by the CSR Committee in which outsider advisers also participate, compliance promotion activity by the CSR Department, internal audit practices by the Internal Audit Office, enhanced management oversight function of the Board of Directors through the introduction of Outside Directors, and auditing activities by Statutory Auditors.

In addition, the Head Compliance Officer, who is in charge of integrated management and the promotion of companywide compliance, shall be appointed by a resolution of the Board of Directors, in accordance with the “Compliance Rules,” and the general managers of the respective departments and sections shall be entrusted as “Compliance Promotion Committee Members” to whom the exemplary performance of compliance is requested.

To handle compliance-related consulting and communications on concerns, the dedicated Help Lines shall be established and operated internally and externally as contact windows for the Group and business partners.

(5) Systems to Ensure the Propriety of Business Operations Conducted by the Corporate Group Consisting of the Company and Its Subsidiaries
The Group will endeavor to practice groupwide compliance-based management and corporate ethics and ensure the propriety of business operations by establishing “The Mission of the Mitsubishi Estate Group,” “The Mitsubishi Estate Group Code of Corporate Conduct” and “The Mitsubishi Estate Group Action Guidelines”, etc., all of which are the standards of conduct for the Group, and thoroughly disseminating them under the control of the CSR Committee.

Inside the Group, the line staff department in each business group in the Company shall be in charge of operations related to the group companies in the business fields concerned, and the Affiliated Group Office shall be established within the Company with the major roles of promoting the corporate management of the respective group companies and supporting the staff function. Meanwhile, group management is enhanced toward the achievement of maximized corporate value of the Group by promoting the propriety and efficiency improvement and upgrading risk management of groupwide corporate management by operating the “Mitsubishi Estate Group Management Rules,” through compulsory consultations and exchange of information between the Company and group companies for certain important matters.

Furthermore, the “Mitsubishi Estate Group Basic Guidelines on Internal Control Regarding Financial Reporting (Basic Rules)” shall be formulated to ensure the reliability of financial reports inside the Group with the aim of appropriately responding to the latest internal control reporting system for financial reports, as required to follow under the Financial Instruments and Exchange Act.

(6) Matters Related to Employees in Cases Where a Statutory Auditor Requests That the Company Assign Employees as Assistants to Support His/Her Duties
The Office of Statutory Auditors shall be established as a subsidiary organ to assist Statutory Auditors in the execution of their duties pursuant to the relevant provisions of “Statutory Auditors Audit Standards” and “Job Ladder”. The Company will assign a dedicated General Manager and several employees who shall concurrently serve as audit-related staff at other sections that have relevance with the duties of the Statutory Auditors.

(7)    Matters Related to Independence of Employees in the Preceding Item from Directors
The personnel relocation and/or disciplinary punishment, etc. of the General Manager of the Office of Statutory Auditors shall require an accord of the Standing Statutory Auditors. The personnel relocation and/or disciplinary punishment, etc. of other staff of the Office of Statutory Auditors shall require prior consultation with the General Manager of the Office of Statutory Auditors.

(8) Systems to Help Directors and Employees Report to the Statutory Auditors and Other Systems relating to Reporting to the Statutory Auditors
In the case where the occurrence of breach of any laws and regulations or the Articles of Incorporation or significantly unfair or unreasonable matter is revealed, anybody shall, either Directors or employees, immediately report thereof to the Statutory Auditors. Also, the Company obliges related personnel to circulate the Ringi paper and/or other important documents under the internal rules. Moreover, matters that may be judged necessary in performing the duties of the Statutory Auditors, including results of audit by the Internal Audit Office and the status of compliance promotion activity conducted by the CSR Department, shall also be periodically reported to the Statutory Auditors.

(9)   Other Systems to Ensure Effective Audits by the Statutory Auditors
The Standing Statutory Auditors of the Company shall have periodic meetings with the management executives of the Company including the President and Director, the CSR Department, the Internal

Audit Office and the Accounting Auditor to exchange opinions with each other.

The Standing Statutory Auditors shall attend the important conferences such as the Executive Committee.

6.    Basic Policy Regarding the Control of Kabushiki-Kaisha (Joint-Stock Corporation)
The basic policy regarding those who control decisions of the Company’s financial matters and business policies, measures to contribute to realizing such basic policy and the judgment by the Company’s Board of Directors over specific measures and reasons for such judgment are as follows:

(1)   Details of the Basic Policy
The Company considers that those who control decisions of the Company’s financial matters and business policies must understand the sources of the Company’s corporate value and be able to continuously ensure and enhance the corporate value of the Company and the common interests of its shareholders.

The Company believes a decision regarding any proposed acquisition that would involve a change of control of the Company should ultimately be based on the intent of all the shareholders of the Company. The Company does not generally oppose the large-scale acquisition of the shares of the Company if it contributes to the corporate value of the Company and the common interests of the shareholders.

Nonetheless, there are some large-scale share acquisitions that do not serve the corporate value and/or the common interests of the shareholders of a company subject to such large-scale share acquisitions : those that would obviously, in light of their purposes, etc., harm the corporate value of the target company and the common interests of its shareholders; those with the potential to substantially coerce the shareholders into selling their shares; those that do not provide sufficient time or information in order for the shareholders and the board of directors of the target company to consider the terms and conditions and the like of the acquisition or in order for the target company’s board of directors to make an alternative proposal; and those that require the target company to discuss and negotiate with the acquirer in order to procure more favorable terms than those presented by the acquirer, or similar reasons.

The Company strives to secure and enhance its corporate value as a group, especially with the recognition that the sources of the Company’s corporate value lie in its comprehensive capabilities of creating high added value by combining various real estate–related businesses and functions, good and long-term relationships with various stakeholders, the Group’s brand value and the brand value of our products and services. Unless the sources of the Company’s corporate value is understood, secured and improved over the medium- and long-term by the party offering a large-scale acquisition of the shares of the Company, the corporate value of the Company and the common interests of the shareholders will be impaired.

The Company regards such a party offering a large-scale acquisition of the shares of the Company in a way that does not contribute to the corporate value of the Company and the common interests of the shareholders as inappropriate to be responsible for controlling the Company’s financial matters and business policies. Therefore, we must secure the corporate value of the Company and the common interests of the shareholders by taking necessary and appropriate countermeasures against such large-scale acquisition.

(2)   Measures to Contribute to Realizing the Basic Policy
A. Specific Measures to Contribute to Realizing the Basic Policy
(Medium-Term Management Plan)
In the previous Medium-Term Management Plan (which covered fiscal 2005 through fiscal 2007) starting in fiscal 2005, the Company formulated a basic goal of “securing a leading position in the industry as a real estate company for a new era having capabilities for real estate value creation with ‘development’ at the heart of business operations (Foundations for the Future)” and promoted measures including the reinforcement of development, real estate services and companywide proposal-oriented marketing functions. As a consequence, we achieved the expected results on the whole, thereby solidifying the foundations for medium- to long-term growth.

In the new Medium-Term Management Plan named “Action 2010” (which covers fiscal 2008 through fiscal 2010) starting in fiscal 2008, the Group’s future vision is to become a “development-based, global real estate solution provider” in view of changes in the management environment surrounding the Group such as globalization, the financialization of real estate. Moreover, the new Management Plan sets out that we aim to be corporations that supply high added value to help end users, owners and investors of real properties achieve their customer value on a global basis by increasing the ratios not only on the real estate holding business and the real estate revolving investment business, on which management resources have been conventionally concentrated, but also on the real estate investment management business and the real estate services business. At the same time, we will further strengthen our commitment to enhancing the corporate value of the Company and the common interests of its shareholders.

(Corporate Governance and Profit Distribution to Shareholders)
The Company introduced the Executive Officer System to reinforce the management oversight function and the business executing function, as well as for efficiency improvement in management and faster decision making. Also, we have made the number of Outside Directors four (4) of 13 Directors to bolster the management oversight function of the Board of Directors. In addition, we have set the term of office of Directors to one year so as to clarify the accountability of management to the shareholders. Concurrently, we have made the number of Outside Statutory Auditors three (3) of four (4) Statutory Auditors to raise their independence from the Board of Directors and strengthen the oversight function toward the business execution. Furthermore, we endeavor to reinforce our overall corporate governance via internal audit activities by the Internal Audit Office and companywide control and supervision of operations by the CSR Committee that has accepted external advisers. As for profit distribution of the Company, while keeping the basic policy of ensuring a stable return of profits to the shareholders, the Company intends to determine actual dividends based on operating performance with due consideration to future financial requirements for business development, including the Marunouchi Redevelopment Project.

B. Measures to Prevent Decisions on the Company’s Financial Matters and Business Policies from Being Controlled by a Party Judged to be Inappropriate Based on the Basic Policy
At the meeting of the Board of Directors held on May 10, 2007, the Company resolved to introduce a plan for countermeasures to large-scale acquisitions of the shares of the Company (Takeover Defense Measures) (hereinafter the “Plan”), and obtained the approval of an extension of the effective period of the Plan at the 108th Ordinary General Meeting of Shareholders held on June 28, 2007.

The specific measures under the Plan to prevent decisions on the Company’s financial matters and business policies from being controlled by a party judged to be inappropriate based on the basic policy are as follows:

The details of the Plan are publicly released as the “Introduction of Countermeasures to Large-Scale Acquisitions of Mitsubishi Estate Shares (Takeover Defense Measures)” dated May 10, 2007. Please refer to the Company Web site at http://www.mec.co.jp/j/news/pdf/mec070510-1.pdf for the entire text of the press release.

(I)	Purpose of the Plan
The Plan prescribes to establish a framework, for the case where a larger-scale share acquisition of the shares of the Company is offered, that would be necessary to deter the offered large-scale acquisition of the shares of the Company that would harm the corporate value or the common interests of the shareholders by ensuring necessary time and information to allow the shareholders to decide whether or not to accept such offer or allow the Board of Directors of the Company to make an alternative proposal for the shareholders and to discuss and negotiate with the large-scale acquirer for the benefit of the shareholders. The Plan, therefore, has the purpose of ensuring and enhancing the corporate value of the Group and the common interests of the shareholders.

(II)	Targeted Acquisitions
The Plan shall apply to cases where an acquisition that falls under (i) or (ii) below, or any similar action or proposal thereof (excluding those deemed by the Board of Directors of the Company to be friendly ones; hereinafter the “Acquisition” and the party effecting the Acquisition is the “Acquirer”) is made.

(i)	An Acquisition that would result in a holder's holding ratio of share certificates, etc., amounting to 20% or more with respect to the share certificates, etc. issued by the Company;
(ii)
A tender offer that would result in the owning ratio of share certificates, etc., of share certificates, etc., relating to the tender offer and the owning ratio of share certificates, etc., of a person having a special relationship totaling 20% or more with respect to the share certificates, etc. issued by the Company.

(III)	Request to the Acquirer for the Provision of Information

As a general rule, the Company will require any Acquirer conducting an Acquisition described in (II) above to submit to the Company in a form prescribed by the Company, before effecting the relevant Acquisition, information as described in Japanese in each of the items listed below (hereinafter the “Essential Information”) and a statement in Japanese containing written undertakings that the Acquirer undertakes, upon the Acquisition, to comply with the procedures set out in the Plan (hereinafter the “Acquisition Statement”).
In case the Independent Committee determines that the information provided is insufficient, we may request for the additional provision of the Essential Information by setting out a deadline for the response from time to time.

(i)
Details (including the specific name, capital composition, financial condition, details of similar types of transactions to the relevant Acquisition and the results thereof and experience of the same types of businesses as the Company's businesses) of the Acquirer and its group (including joint holders, persons having a special relationship and, in the case of funds, each partner and other constituent members and substantial funds providers).

(ii)
The purpose, method and terms of the Acquisition (including the amount and type of consideration for the Acquisition, the time frame of the Acquisition, the scheme of any related transactions, the legality of the method of the Acquisition and the information, etc. regarding the feasibility of the Acquisition).

(iii)
The basis for the calculation of the amount of consideration for the Acquisition (including the underlying facts of the calculation, the calculation method, the numerical data used in the calculation, the details of any expected synergies from any series of transactions relating to the Acquisition and the details of such synergies to be allocated to other shareholders).

(iv)
Financial support for the Acquisition (including the specific name of the funds providers (including substantial funds providers), financing methods, status or plan of creation of security interests over the share certificates, etc. and assets, etc. of the Company and the terms of any related transactions).

(v)	Existence of communication with third parties with regard to the Acquisition and the content thereof.
(vi)	Post-Acquisition management policy, management system, business plan, capital policy, dividend policy and assets management plans, etc., for the Company and the Group.
(vii)	Post-Acquisition policies dealing with stakeholders in the Company such as the employees, customers and business partners.
(viii)	Post-Acquisition measures for sustainable and continuous improvement of the Company’s corporate value and the grounds that prove such measures are effective for that purpose.
(ix)	Specific measures to avoid conflict of interests with other shareholders of the Company.
(x)	Any other information that the Independent Committee or other bodies reasonably considers necessary.

(IV)	Consideration and Recommendation, etc. by the Independent Committee
If the Acquirer submits an Acquisition Statement and the Essential Information, the Independent Committee will also set a reply period (up to sixty (60) days as a general rule) and request that the Company’s Board of Directors present an opinion on the Acquirer’s terms and supporting materials, an alternative proposal, and the like.

Upon taking receipt of the information, etc. from the Acquirer and the Company’s Board of Directors, the Independent Committee will conduct its consideration of the Acquirer’s Acquisition terms, information collection on the business plans and other information of the Acquirer and the Company’s Board of Directors and comparison thereof, and consideration of any alternative proposal presented by the Company’s Board of Directors as well as discussion and negotiation with the Acquirer (as required), and the like until the expiration of a period of sixty (60) days, as a general rule (provided, however, that the Independent Committee may extend this period in certain cases) (hereinafter the “Independent Committee Consideration Period”). Furthermore, respecting the rule of timely disclosure regulation, at a time the Independent Committee considers appropriate, the Company will disclose any matters considered appropriate by the Independent Committee in addition to the predetermined matters.

If an Acquirer emerges, the Independent Committee will make a recommendation to the Board of Directors or take other actions in accordance with the predetermined procedures. If the Acquirer fails to comply with the procedures set forth in the Plan, or if the Independent Committee determines that the Acquisition by the Acquirer meets any of the requirements set out in (VI) and that the implementation of the gratis allotment of stock acquisition rights is reasonable, then the Independent Committee will recommend the implementation of the gratis allotment of stock acquisition rights to the Company’s Board of Directors (however, subsequent cancellation of the recommendation or other action is possible). On the other hand, if the Independent Committee determines that the Acquisition by the Acquirer does not meet any of the requirements set out in (VI) below, or that the implementation of the gratis allotment of stock acquisition rights is not reasonable even if the Acquisition by the Acquirer does meet one of the requirements set out therein, the Independent Committee will recommend the non-implementation of the gratis allotment of stock acquisition rights. If the Independent Committee does not reach a recommendation for either the implementation or non-implementation of the gratis allotment of stock acquisition rights by the expiration of the initial Independent Committee Consideration Period, the Independent Committee will pass a resolution to extend the Independent Committee Consideration Period.

(V)	Resolution, etc. of the Board of Directors
The Company’s Board of Directors, in exercising its role under the Corporation Law, will promptly pass a resolution relating to the implementation or non-implementation of a gratis allotment of stock acquisition rights by maximally taking into consideration any recommendation of the Independent Committee described above. The Acquirer must not effect an Acquisition until the Company’s Board of Directors passes a resolution for the non-triggering of the Plan. Promptly after passing such a resolution, the Company’s Board of Directors will disclose an outline of its resolution, and any other matters that the Company's Board of Directors considers appropriate.

(VI)	Requirements for the Gratis Allotment of Stock Acquisition Rights
The Company intends to implement a gratis allotment of stock acquisition rights by a resolution of the Company’s Board of Directors if it is considered that an Acquisition of an Acquirer falls under any of the items below and it is reasonable to implement the gratis allotment of stock acquisition rights.

a)	An Acquisition is not in compliance with procedures described in the Plan.

b)	An Acquisition that threatens to cause obvious harm to the corporate value of the Company and, in turn, the common interests of its shareholders through actions including any of the actions below:

(i)	A buyout of share certificates, etc. to demand the Company to purchase such share certificates, etc. at an inflated price.

(ii)
Management that achieves an advantage for the Acquirer to the detriment of the Company, such as the low-cost acquisition of the Group’s material assets by temporary controlling the Company’s management.

(iii)	Diversion of the Group’s assets to provide security, or to use as resources for repayment of, debts of the Acquirer or its group company.

(iv)
Temporary control of the Company’s management to bring about a disposal of high-value assets that have no current relevance to the Group’s business and declaring temporarily high dividends from the profits of the disposal, or selling the shares at a high price taking advantage of the opportunity afforded by the sudden rise in share prices created by the temporarily high dividends.

c)
Certain Acquisitions that threaten to have the effect of coercing the shareholders into selling their shares, such as coercive two-tiered tender offers (meaning acquisitions of shares including tender offers that do not offer to acquire all shares in the initial acquisition setting out unfavorable acquisition terms or no clear terms for the second stage).

d)	Acquisitions that do not provide the Company’s Board of Directors with the period of time reasonably necessary to submit an alternative proposal to the Acquisition.

e)
Acquisitions in which the Essential Information or any other information considered reasonably necessary to assess the terms of the Acquisition is not provided to the Company’s shareholders, or the provision of such information is insufficient.

f)
Acquisitions for which the terms (including the amount and type of consideration for the Acquisition, the Acquisition timing, the legality of the method of the Acquisition, the feasibility of the Acquisition, post-Acquisition management policies and business plans, and post-Acquisition policies dealing with the Company’s stakeholder such as shareholders, employees, customers and business partners) are insufficient or inappropriate in light of the Company’s intrinsic value.

g)
Acquisitions that materially threaten the corporate value of the Company and, in turn, the common interests of the shareholders by destroying the Company’s relationship with shareholders, employees, customers and business partners, etc. or the Company’s brand value/corporate culture, all of which are essential to create the corporate value of the Company.

(VII)	Outline of Stock Acquisition Rights
The number of the stock acquisition rights to be granted via gratis allotment under the Plan will be up to the final and total number of issued shares of the Company (excluding the number of the shares of treasury stock) as of the allotment date, and the Company will allot the stock acquisition rights to those shareholders (except for the Company) who are entered or recorded in the Company’s final register of shareholders or register of beneficial shareholders on the allotment date, at a ratio of one (1) stock acquisition right for every one (1) share of the Company held, as a general rule. The number of shares subject to one (1) stock acquisition right (the “Applicable Number of Shares”) shall be the number separately determined by the Company’s Board of Directors within the range of up to one (1) share. Contributions upon exercise of the stock acquisition rights are to be in cash, and the amount per share of assets to be contributed upon exercise of the stock acquisition rights will be one (1) yen. The exercise period will be, as a general rule, a period from one month to three months long as separately determined by the Company’s Board of Directors starting from a date separately determined by the Company's Board of Director. As a general rule, the following parties may not exercise the stock acquisition rights (the parties falling under (a) through (f) below shall collectively be referred to as the “Non-Qualified Parties”).

(a)
A party who is a holder of share certificates, etc. issued by the Company and whose holding ratio of share certificates, etc. in respect of such share certificates, etc. is 20% or more (including any party who is deemed to fall under the above by the Company’s Board of Directors);

(b)	Joint holders of such a person set out in (a) above;

(c)
A person who makes a public announcement of an Acquisition of share certificates, etc. issued by the Company through a tender offer and whose ratio of ownership of share certificates, etc. in respect of such share certificates, etc. owned by such person has become 20% or more after the relevant Acquisition when combined with the ratio of ownership of share certificates, etc. of a person(s) having a special relationship with the first mentioned person (including any party who is deemed to fall under the above by the Company’s Board of Directors);

(d)	Persons having a special relationship with such person described in (c) above;

(e)	Any transferee of or successor to the stock acquisition rights of any person falling under (a) through (d) without the approval of the Company’s Board of Directors; or

(f)	Any affiliated party of any person falling under (a) through (e).

Furthermore, non-residents of Japan who are required to follow certain procedures under foreign laws and ordinances to exercise the stock acquisition rights may not as a general rule exercise the stock acquisition rights. Any acquisition of the stock acquisition rights by assignment requires the approval of the Company’s Board of Directors. The Company may acquire all of the stock acquisition rights without consideration at any time on or before the date immediately prior to the commencement date of the exercise period, and also may acquire all of the stock acquisition rights that have not been exercised before or on the business day immediately prior to such date determined by the Company’s Board of Directors that are held by parties other than Non-Qualified Parties and, in exchange, deliver share certificates, etc. of the Company in a number equivalent to the number of the Applicable Number of Shares for every one stock acquisition right, as a general rule (the Company may conduct such acquisitions more than once).

(VIII)	Effective Period of the Plan
The initial effective period of the Plan was until the close of the 108th Ordinary General Meeting of Shareholders held on June 28, 2007. As the shareholders approved the Plan thereat, the effective period of the Plan was extended until the close of the Ordinary General Meeting of Shareholders concerning the last business year that ends within three years after the close of the 108th Ordinary General Meeting of Shareholders. However, if, even before the expiration of the effective period, the Company’s Board of Directors passes a resolution to abolish the Plan, the Plan shall be abolished at that time.

(IX)	Impact on Shareholders
Even after the introduction of the Plan, there will be no direct and specific impact on shareholders unless a gratis allotment of stock acquisition rights has been implemented. Meanwhile, if the Plan has been triggered and a gratis allotment of stock acquisition rights has been implemented, the shareholders as of the allotment date shall be allotted stock acquisition rights without consideration for the shares they hold, at a ratio of one (1) stock acquisition right for one (1) share, as a general rule. In case a shareholder does not take necessary procedures to exercise the stock acquisition rights, the shares of the Company held by it may be diluted. Provided, however, that if the Company acquires the stock acquisition rights for the consideration of the shares of the Company, the shares of the Company will not be diluted, as a general rule.

(3)	Judgment by the Company’s Board of Directors over Specific Measures and Reasons for Such Judgment
The Medium-Term Management Plan, reinforcement of corporate governance, stable profit distribution to the shareholders and other measures of the Company have been prepared as specific measures to continuously ensure and enhance the corporate value of the Company and the common interests of its shareholders, and therefore satisfy the requirements of the Basic Policy of the Company.

The Plan is a framework to secure the Company’s corporate value and the shareholders’ common interests, which is needed when an Acquisition of the shares of the Company is conducted and satisfies the requirements of the Basic Policy. In particular, due to the following reasons, fairness and objectivity of the Plan is secured and the purpose of the Plan is not to secure positions of the Corporate Officers of the Company but to contribute to the corporate value of the Company and common interests of the shareholders: i) Fully satisfying the requirements of the three principles set out in the Guidelines Regarding Takeover Defense Measures for the Purposes of Ensuring and Enhancing Corporate Value and Shareholders’ Common Interests; ii) The shareholders’ approval was obtained at the 108th Ordinary General Meeting of Shareholders; iii) Respecting shareholders’ intent as the term of office of directors is one (1) year and the Plan can be abolished any time by the Board of Directors; iv) The Independent Committee consisting of highly independent Outside Directors is established and the Board of Directors is compulsorily required to obtain the judgment of the Independent Committee upon triggering the Plan; v) The Independent Committee may seek to obtain the advice of third party experts at the Company's cost and so on.

- END -

Consolidated Balance Sheet
(As of March 31, 2008)
(Millions of yen)
Account Item	Amount	Account Item	Amount
(Assets)	4,327,137	(Liabilities)	2,979,841
Current assets	1,141,385	Current liabilities	583,913
Cash and due from banks	186,321	Notes and accounts payable—trade	114,780
Notes and accounts receivable— trade	37,063	Short-term borrowings	56,131
Securities	31,739	Long-term debt to be repaid within one year	161,418
Inventories	602,824	Commercial paper	10,000
Equity participation	185,640	Corporate bonds to be redeemed within one year	43,587
Deferred tax assets	47,053	Accrued income taxes	38,372
Other current assets	51,179	Other current liabilities	159,622
Allowance for doubtful receivables	(436)
Fixed assets	3,185,752	Long-term liabilities	2,395,928
Property and equipment	2,714,735	Corporate bonds	540,000
Buildings and structures	753,179	Long-term debt	834,269
Machinery and equipment and vehicles	25,516	Guarantee money and deposits received	359,561
Land	1,564,953	Deferred tax liabilities	226,241
Trusted land	280,547	Deferred tax liabilities for revaluation	323,953
Construction in progress	83,271	Reserve for retirement allowances	18,083
Other property and equipment	7,267	Reserve for retirement allowances to officers	691
Intangible assets	66,183	Negative goodwill	67,172
Leaseholds	61,684	Other long-term liabilities	25,955
Other intangible assets	4,498	(Net Assets)	1,347,295
Investments and other assets	404,834	Shareholders’ equity	685,524
Investment securities	251,805	Capital stock	136,534
Long-term loans receivable	3,387	Capital surplus	165,216
Guarantee money and deposits paid	86,595	Retained earnings surplus	387,214
Deferred tax assets	8,156	Treasury stock—at cost	(3,440)
Other investments	56,520	Valuation, translation adjustments and others	553,364
Allowance for doubtful receivables	(1,631)	Net unrealized gain on available-for-sale securities	89,621
		Deferred gains or losses on hedging instruments	(357)
		Land revaluation difference	472,578
		Foreign currency translation adjustments	(8,478)
		Stock acquisition rights	142
		Minority interests	108,264
Total Assets	4,327,137	Total Liabilities and Net Assets	4,327,137

Consolidated Statement of Income
(From April 1, 2007, to March 31, 2008)
(Millions of yen)
Account Item	Amount
Revenue from operations	787,652
Cost of revenue from operations	551,455
Gross operating profit	236,196
Selling, general and administrative expenses	58,213
Operating income	177,983
Other income	14,316
Interest income	3,349
Dividend income	3,474
Equity in earnings of unconsolidated subsidiaries and affiliates	3,739
Other	3,752
Other expenses	30,238
Interest expenses	22,167
Loss on retirement of fixed assets	4,616
Other	3,454
Ordinary income	162,061
Extraordinary gains	5,690
Gain on sales of beneficial interest in trust of fixed assets	1,737
Gain on sales of investment securities	1,697
Gain on sales of shares of affiliated companies	2,255
Extraordinary losses	8,088
Loss on revaluation of inventories	1,458
Loss related to retirement of fixed assets	1,194
Loss on revaluation of investment securities	2,769
Impairment loss	1,498
Adjustment for advanced repayment of borrowings	1,168
Income before income taxes and minority interests	159,663
Income taxes—current	52,390
Income taxes—deferred	9,472
Minority interests	10,836
Net income	86,963

Consolidated Statement of Changes in Shareholders’ Equity
(From April 1, 2007, to March 31, 2008)
 (Millions of yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings Surplus	Treasury Stock― at Cost	Total Shareholders’ Equity
Balance as of March 31, 2007	136,534	165,216	324,611	(2,965)	623,396
Changes in the fiscal year under review:
Dividend from surplus			(22,089)		(22,089)
Net income for the fiscal year under review			86,963		86,963
Purchase of treasury stock				(870)	(870)
Disposal of treasury stock			(90)	396	305
Reversal of land revaluation difference			(2,180)		(2,180)
Net changes in items other than those in shareholders’ equity
Total of changes in the fiscal year under review	―	―	62,603	(474)	62,128
Balance as of March 31, 2008	136,534	165,216	387,214	(3,440)	685,524

	Valuation, Translation Adjustments and Others					Stock Acquisition Rights	Minority Interests	Total Net Assets
	Net Unrealized Gain on Available-for-sale Securities	Deferred Gains or Losses on Hedging Instruments	Land Revaluation Difference	Foreign Currency Translation Adjustments	Total Valuation, Translation Adjustments and Others
Balance as of March 31, 2007	133,843	161	470,397	(2,154)	602,247	79	35,185	1,260,908
Changes in the fiscal year under review:
Dividend from surplus								(22,089)
Net income for the fiscal year under review								86,963
Purchase of treasury stock								(870)
Disposal of treasury stock								305
Reversal of land revaluation difference								(2,180)
Net changes in items other than those in shareholders’ equity	(44,222)	(518)	2,180	(6,323)	(48,883)	63	73,079	24,259
Total of changes in the fiscal year under review	(44,222)	(518)	2,180	(6,323)	(48,883)	63	73,079	86,387
Balance as of March 31, 2008	89,621	(357)	472,578	(8,478)	553,364	142	108,264	1,347,295

Notes to the Consolidated Financial Statements

Important Matters for the Preparation of the Consolidated Financial Statements
1. Matters related to the Scope of Consolidation
(1)	Number of Consolidated Subsidiaries: 177
The names of major subsidiaries are as stated in “I. Current Situation of the Corporate Group, 3. Material Parent Company and Subsidiaries, (2) Material Subsidiaries.”
Anonymous Partnership MEC Development, which was an unconsolidated subsidiary, has become a consolidated subsidiary due to an increase in importance. Anonymous Partnership MEC Asset Holding (The Bank of Tokyo-Mitsubishi UFJ Otemachi Building) has become a consolidated subsidiary, because the Company has acquired the substantial control of it.
Towa Real Estate Development Co., Ltd., Sunshine City Corporation and Tokyo Kotsu Kaikan Co., Ltd., all of which were companies previously accounted for by the equity method, have become consolidated subsidiaries, respectively, through the additional acquisition of equity interest in them.
As Sunshine City Corporation has become a subsidiary of the Company, District Heating and Cooling System in East Ikebukuro, which was a company accounted for by the equity method, has become a consolidated subsidiary.
As Towa Real Estate Development Co., Ltd., and Sunshine City Corporation have become subsidiaries of the Company, Towa Real Estate Brokerage Co., Ltd., and two (2) other companies, and Sunshine BS have been included in the list of consolidated subsidiaries, respectively.
Meanwhile, Hokuriku City Management Co., Ltd., due to the absorption-type merger into another consolidated subsidiary, Hibiya City Co., Ltd., due to the absorption-type merger into the Company, and Anonymous Partnership Aqua City Properties, due to its extinction, have been excluded from the list of consolidated subsidiaries.
As for the subsidiaries of the Rockefeller Group, Inc., which is a foreign subsidiary of the Company, 11 newly established subsidiaries have become consolidated subsidiaries of the Company, whereas five (5) subsidiaries have been dissolved and excluded from the list of consolidated subsidiaries.

(2)	Names, etc. of Major Unconsolidated Subsidiaries
One major unconsolidated subsidiary is Yokohama Swimming Center, Co., Ltd.
Unconsolidated subsidiaries are excluded from the scope of consolidation because the scales of their operations were small and their respective sums of total assets, revenue from operations, net income (loss) (corresponding to the equity ratio owned by the Company) and retained earnings surplus (corresponding to the equity ratio owned by the Company) have no significant impact on the consolidated financial statements.

2. Matters related to Application of the Equity Method
(1)	Number of Unconsolidated Subsidiaries Accounted for by the Equity Method: 0

(2)	Number of Affiliates Accounted for by the Equity Method: 35
A major affiliate in this category is Tokyo Ryutsu Center Inc.
Tokyo Kotsu Kaikan Co., Ltd., Towa Real Estate Development Co., Ltd., and Sunshine City Corporation have become consolidated subsidiaries through the additional acquisition of equity interest in them. As a result of Sunshine City Corporation having become a subsidiary of the Company, District Heating and Cooling System in East Ikebukuro has been included in the list of consolidated subsidiaries.
As for the affiliates of the Rockefeller Group, Inc. in overseas, seven (7) newly established ones have become affiliates accounted for by the equity method, whereas two (2) affiliates have been dissolved and excluded from the list of affiliates accounted for by the equity method.

(3)	Names, etc. of Major Companies Not Accounted for by the Equity Method
A major unconsolidated subsidiary that is not accounted for by the equity method is Yokohama Swimming Center, Co., Ltd., and a major affiliate that is not accounted for by the equity method is Central Consultant Inc. The equity method is not applied to the Company’s investments in these corporations because the scales of their operations are small and their respective sums of net income (loss) (corresponding to the equity ratio owned by the Company) and retained earnings surplus (corresponding to the equity ratio owned by the Company) have no significant impact on the consolidated financial statements.

(4)	Others
Concerning the companies accounted for by the equity method, the financial statements for the respective fiscal years are used for those that have a closing date that differs from the consolidated closing date.

3. Matters related to Business Year, etc. of Consolidated Subsidiaries
The closing date of Rockefeller Group, Inc., which is a consolidated subsidiary, and its 124 subsidiaries, Shiki Resorts Co., Ltd. and other two (2) consolidated subsidiaries is December 31, the closing date of Keiyo Tochi Kaihatsu Co., Ltd., and other five (5) consolidated subsidiaries is January 31 and the closing date of Anonymous Partnership Dojima Investment is February 29. In preparing the consolidated financial statements, the financial statements as of and for the year ended respective closing dates are used for these companies with necessary adjustments provided for consolidation purposes with regard to material transactions between their closing dates and the consolidated closing date (March 31).

4. Matters related to Accounting Policies
(1)	Valuation Basis and Method for Important Assets
Securities:
Held-to-maturity debt securities:
Carried at amortized cost (determined by the straight-line method for the Company and its consolidated domestic subsidiaries and by the interest method for consolidated foreign subsidiaries.)
Other securities:
Investment securities:
Available-for-sale securities with market values:
Stated at the market value as of the balance sheet date, based on quoted market prices, etc.
(Unrealized gains and losses are reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined based mainly on the moving-average method.)
Available-for-sale securities without market values:
Stated at cost determined by the moving-average method
Equity participation:
Available-for-sale securities with market values:
Stated at the market value as of the balance sheet date, based on quoted market prices, etc.
(Unrealized gains and losses are reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined based mainly on the moving-average method.)
Available-for-sale securities without market values:
Stated at cost determined by the moving-average method
Inventories:
Inventories are mainly stated at cost determined by the identified cost method.
Fixed Assets:
The Company and its consolidated domestic subsidiaries apply asset-impairment accounting. Consolidated subsidiaries overseas apply U.S. accounting standards.

(2)	Depreciation Method of Important Depreciable Assets
Property and equipment:
Depreciation of property and equipment of the Company and its consolidated domestic subsidiaries is calculated principally by the declining-balance method at fixed rates.
However, the straight-line method is adopted for buildings (excluding building improvements) acquired on or after April 1, 1998.
Depreciation of property and equipment of consolidated foreign subsidiaries is calculated by the straight-line method.
The range of principal useful lives is 2–75 years for buildings and structures and 2–35 years for machinery and equipment and vehicles.
Intangible assets:
The amortization of intangible assets is computed by the straight-line method. Capitalized software for internal use is amortized by the straight-line method over the estimated internal useful life (mainly 5 years).

(3)	Accounting Standards for Important Reserves
Allowance for doubtful receivables:
An allowance for doubtful receivables is provided, for possible losses from uncollectible loans and receivables, at the amount calculated based on the actual rate of losses from the bad debt for ordinary receivables, and on the estimated recoverability for specific receivables such as doubtful receivables.
Reserve for retirement allowances:
A reserve for retirement allowances to employees is provided at an amount calculated based on the projected amounts of benefit obligations and plan assets at the end of the fiscal year under review for ordinary employees, and at 100% of the amount that would be required at the end of the fiscal year under review in accordance with internal regulations for executive officers.
Prior service cost is mainly amortized on a straight-line basis over a certain period (3 and 10 years) within an average remaining service period of employees at the time of its occurrence. Actuarial gains or losses are mainly amortized on a straight-line basis over a certain period (1–15 years) within an average remaining service period of employees at the time of their occurrence.
The net retirement benefit obligation at transition of the accounting standards is amortized as incurred in the fiscal year of recognition for the Company and its consolidated domestic subsidiaries, while it is amortized over 20 years on a straight-line basis at consolidated foreign subsidiaries in accordance with local accounting standards in the respective countries.
Reserve for retirement allowances to officers:
A reserve for retirement allowances to officers is provided at 100% of the amount that would be required at the end of the fiscal year in accordance with internal regulations.

(4)	Translation of Important Assets and Liabilities Denominated in Foreign Currencies into Yen
The assets and liabilities denominated in foreign currencies of foreign subsidiaries, etc. are translated into yen at the spot rate of foreign exchange in effect at the balance sheet date of the respective subsidiaries. The revenue and expense accounts of foreign subsidiaries, etc. are translated into yen using the average rate of foreign exchange during the fiscal year under review. The resulting translation exchange differences have been presented as “Foreign currency translation adjustments” under “Net assets.”

(5)	Accounting for Important Lease Transactions
Finance lease transactions, except for those in which ownership of leased property is transferred to the lessee, are accounted for in the same manner as ordinary lease transactions.

(6)	Important Hedge Accounting
1) Hedge Accounting
The Company adopts the deferral hedge accounting, in principle.
For interest rate swaps, the preferential treatment is applied to the swaps which satisfy the requirements of such preferential treatment. For currency swaps, the appropriation treatment is applied to the swaps which satisfy the requirements of such appropriation treatment.
2) Hedging Instruments and Hedged Items
Hedging instruments:                                                  Hedged items:
Interest rate swaps                                                       Borrowings and corporate bonds
Currency swaps                                                            Corporate bonds
3) Hedging Policy
The risk hedging transactions are intended to hedge the exposure to fluctuation risks in interest rates and foreign currency exchange rates, in accordance with the internal regulations such as “Market Risk Management Rules” and “Management Guideline by Risk.”

(7)	Accounting for Consumption Taxes, etc.
Transactions subject to the consumption tax and the local consumption tax are recorded at amounts exclusive of the consumption tax. Non-deductible consumption tax and local consumption tax are charged to income for the fiscal year under review.

(8)	Accounting for Revenue from Operations
The percentage of completion method is adopted as revenue recognition for revenue from operations for long-term, large-scale projects in the Architectural Design & Engineering Division.
Architectural Design & Engineering Business:
Those for which the construction period is one (1) year or more and contract amount is ¥500 million or more each
Contract Work Business:
Those for which the construction period is one (1) year or more and contract amount is ¥5.0 billion or more each

5.	Matters related to Valuation of Assets and Liabilities of Consolidated Subsidiaries
The assets and liabilities of consolidated subsidiaries are fully valued at their market value.

6.	Matter related to Amortization of Goodwill
Goodwill is equally amortized over five (5) years on a straight-line basis. However, if the effect-emerging period can be reasonably estimated, the amount is equally amortized over the estimated period or if the amount is small, it is amortized for one (1) time.
Unconsolidated foreign subsidiaries do not amortize goodwill in accordance with U.S. accounting standards and record the difference as a loss if the market price falls below the net book value.

Change in Accounting Policies
(Change in the method of depreciation for property and equipment)
In line with the revision to the corporation tax law, the Company has changed the method of depreciation to that of the revised corporation tax law in the fiscal year under review for property and equipment acquired on or after April 1, 2007. This change had no significant impact on consolidated income or loss for the fiscal year under review.

Change in Representation Method
“Trusted land” and “Land” have been separately stated for the fiscal year ended March 31, 2008, because the amount of “Trusted land,” which was included in “Land” for the previous fiscal year, has surpassed five hundredths of total assets. “Trusted land” included in “Land” for the previous fiscal year amounted to ¥41,233 million.

Notes to the Consolidated Balance Sheet
1. Accumulated Depreciation for Property and Equipment:                                                                                                                                                                       ¥1,087,391 million
The accumulated depreciation above included an accumulated impairment loss.

2. Assets Subject to Collateral and Secured Debt
(1)	Assets Subject to Collateral:
	Cash and due from banks	¥5,518 million
	Inventories	¥127,409 million
	Buildings and structures	¥172,827 million
	Machinery and equipment and vehicles	¥6,375 million
	Land	¥118,825 million
	Trusted land	¥279,567 million
	Other property and equipment	¥3 million
	Other intangible assets	¥27 million
	Investment securities	¥94 million
	Total	¥710,648 million
(2)	Debt Secured by the Above:
	Short-term borrowings	¥211 million
	Long-term debt to be repaid within one year	¥92,440 million
	Long-term debt	¥350,824 million
	Total	¥443,476 million

3. Guarantee Obligations, etc.
Warrantee	Guaranteed Amount	Substance of Guarantee Obligation
Sakura Golf Development Co., Ltd.	¥1,180 million	Borrowings from financial institutions
Home buyers	¥41,451 million	Borrowings from financial institutions
Others	¥1,265 million	Borrowings from financial institutions, etc.
Total	¥43,897 million
The Company and its co-investor in Sakura Golf Development Co., Ltd. jointly and severally guarantee the liabilities of Sakura Golf Development Co., Ltd. in favor of the creditor, and the Company has agreed with the co-investor to fix the Company’s contribution ratio to be 50% thereof.
The guarantee obligations for home buyers mainly mean the Company’s joint and several guarantees to secure the repayment of housing loans of home buyers in favor of financial institutions, etc., which continue until the registration of the creation of the corresponding mortgages has been completed.

4. Revaluation of Land
The Company revalued the land used for its business in accordance with the “Law Concerning Revaluation of Land” (Law No. 34, March 31, 1998) and the “Law for Partial Revision to the Law Concerning Revaluation of Land” (Law No. 19, March 31, 2001). The revaluation difference has been included in “Net assets” as “Land revaluation difference,” net of the related tax that is included in “Liabilities” as “Deferred tax liabilities for revaluation.”
Revaluation method:
The value of land is determined based on the assessed value of the fixed property tax adjusted reasonably, as stipulated in Article 2, Item 3, of the Ordinance for Enforcement of the Law Concerning Revaluation of Land (Government Ordinance No. 119, March 31, 1998).

Date of revaluation:	March 31, 2002

Notes to the Consolidated Statement of Changes in Shareholders’ Equity
1. Type and Total Number of Issued Shares and Type and Number of Shares of Treasury Stock
				(Thousands of shares)
	Number of Shares as of March 31, 2007	Increase during the Fiscal Year under review	Decrease during the Fiscal Year under review	Number of Shares as of March 31, 2008
Issued Shares:
Shares of common stock	1,382,518	—	—	1,382,518
Total	1,382,518	—	—	1,382,518
Treasury stock:
Shares of common stock[1]	1,969	275	251	1,993
Total	1,969	275	251	1,993
Note:
1.
The increase of 275 thousand shares under “Treasury stock” as shares of common stock represents an increase of 275 thousand shares through the Company’s purchases of shares less than one unit, whereas the decrease of 251 thousand shares consisted of a decrease of 225 thousand shares via the exercise of stock options and that of 26 thousand shares through sales of shares less than one unit.

2. Matters related to Dividends from Surplus
(1) Dividends Paid
Date of Resolution	Type of Shares	Total Amount of Dividends (Millions of yen)	Dividend per Share (Yen)	Record Date	Effective Date
Ordinary General Meeting of Shareholders held on June 28, 2007	Common stock	11,044	8	March 31, 2007	June 29, 2007
Meeting of Board of Directors held on October 31, 2007	Common stock	11,045	8	September 30, 2007	December 4, 2007

(2) Of the Dividends for which the Record Date belongs to the Fiscal Year Ended March 31, 2008, Those for which the Effective Date of the Dividends will be in the Fiscal Year Ending March 31, 2009
Planned Date of Resolution	Type of Shares	Total Amount of Dividends (Millions of yen)	Source of Funds for Dividends	Dividend per Share (¥)	Record Date	Effective Date
Ordinary General Meeting of Shareholders to be held on June 27, 2008	Common stock	11,044	Retained earnings Surplus	8	March 31, 2008	June 30, 2008

3. Matters related to Stock Acquisition Rights
Breakdown of Stock Acquisition Rights	Type of Shares subject to Stock Acquisition Rights	Number of the Shares subject to Stock Acquisition Rights (Shares)
		As of March 31, 2007	Increase during the fiscal year under review	Decrease during the fiscal year under review	As of March 31, 2008
Stock subscription rights granted by a resolution at the General Meeting of Shareholders held on June 28, 2001[1]	Common stock	134,000	—	8,000	126,000
Stock acquisition rights granted by a resolution at the General Meeting of Shareholders held on June 27, 2002[2]	Common stock	239,000	—	81,000	158,000
Stock acquisition rights granted by a resolution at the General Meeting of Shareholders held on June 27, 2003[3]	Common stock	175,000	—	120,000	55,000
Stock acquisition rights granted by a resolution at the General Meeting of Shareholders held on June 29, 2004[4]	Common stock	202,000	—	16,000	186,000
Stock acquisition rights granted by a resolution at the meeting of the Board of Directors held on July 27, 2006	Common stock	34,000	—	—	34,000
Stock acquisition rights granted by a resolution at the meeting of the Board of Directors held on July 26, 2007[5]	Common stock	—	21,000	—	21,000
Notes:
1.
The decrease in the number of stock subscription rights, which were granted by a resolution at the General Meeting of Shareholders held on June 28, 2001, for the fiscal year under review resulted from the exercise of the stock subscription rights.

2.
The decrease in the number of stock acquisition rights, which were granted by a resolution at the General Meeting of Shareholders held on June 27, 2002, for the fiscal year under review resulted from the exercise of the stock acquisition rights.

3.
The decrease in the number of stock acquisition rights, which were granted by a resolution at the General Meeting of Shareholders held on June 27, 2003, for the fiscal year under review resulted from the exercise of the stock acquisition rights.

4.
The decrease in the number of stock acquisition rights, which were granted by a resolution at the General Meeting of Shareholders held on June 29, 2004, for the fiscal year under review resulted from the exercise of the stock acquisition rights.

5.
The increase in the number of stock acquisition rights, which were granted by a resolution at the meeting of the Board of Directors held on July 26, 2007, for the fiscal year under review resulted from the issuance of the stock acquisition rights.

Note to Per-Share Information
Net assets per share	¥897.40
Net income for the fiscal year under review per share	¥62.99

Other Note
1. Impairment Loss
The impairment losses are recorded for the following asset groups for the fiscal year under review.
Major Application	Category	Location
Leased assets, etc. (total 6 groups)	Buildings, land, etc.	Chiba-shi, Chiba-ken, etc.
International businesses (total 2 groups)	Goodwill, construction in progress, etc.	The State of California, USA, etc.

Asset grouping for the Group was made based on a minimum unit that generates cash flows, which is substantially independent from cash flows of other assets or asset groups. Company condominiums are regarded as shared assets. As a result, for the fiscal year ended March 31, 2008, the book values of 8 asset groups, consisting of those for which the market prices fell considerably compared with the book values due to the decline of land prices and those for which profitability decreased considerably due to fallen rent levels or deteriorated market conditions, etc., were reduced to the respective collectible amounts and such reduced amounts were recorded as an impairment loss (¥1,498 million) under extraordinary losses.

The breakdown of such impairment loss was ¥789 million in goodwill, ¥482 million in construction in progress and ¥225 million in buildings and structures and others.

The collectible amounts of asset groups are measured with net sale value or use value, and the net sale value is principally expressed as an appraised value by a real estate appraiser. Future cash flows discounted at a rate of 5% are used to compute the use value.

As for the impairment loss in the international business, the impairment loss is calculated for consolidated foreign subsidiaries in accordance with the U.S. accounting standards.

Non-consolidated Balance Sheet
(As of March 31, 2008)
(Millions of yen)
Account Item	Amount	Account Item	Amount
(Assets)	3,165,713	(Liabilities)	2,034,811
Current assets	766,257	Current liabilities	407,726
Cash and due from banks	61,794	Accounts payable—trade	62,148
Accounts receivable—trade	32,743	Short-term borrowings	51,250
Real estate for sale	102,610	Long-term debt to be repaid within one year	64,107
Work-in-process real estate	281,304	Corporate bonds to be redeemed within one year	20,000
Real estate for development	8,767	Accounts payable—other	42,863
Expenditures for uncompleted works	2,476	Accrued expenses	6,543
Equity participation	202,578	Accrued income taxes, etc.	30,604
Advances	4,132	Advance received	33,271
Prepaid expenses	13,552	Deposits received	90,169
Deferred tax assets	35,081	Other current liabilities	6,768
Other current assets	21,451	Long-term liabilities	1,627,085
Allowance for doubtful receivables	(235)	Corporate bonds	520,000
Fixed assets	2,399,456	Long-term debt	387,191
Property and equipment	1,854,562	Guarantee money and deposits received	286,889
Buildings	504,932	Deferred tax liabilities	81,217
Structures	7,416	Deferred tax liabilities for revaluation	323,953
Machinery and equipment	4,946	Reserve for retirement allowances	1,170
Vehicles and transporting equipment	1	Reserve for accepting the fulfillment of obligations	4,789
Tools, furniture and fixtures	2,998	Other long-term liabilities	21,873
Land	1,265,030	(Net Assets)	1,130,901
Construction in progress	69,223	Shareholders’ Equity	568,973
Other property and equipment	14	Capital stock	136,534
Intangible assets	9,570	Capital surplus	165,216
Goodwill	793	Capital reserve	165,216
Leaseholds	6,423	Retained earnings surplus	270,625
Software	2,142	Retained earnings reserve	21,663
Other intangible assets	211	Other retained earnings surplus	248,961
Investments and other assets	535,322	Reserve for special depreciation	351
Investment securities	229,610	Reserve for advanced depreciation of fixed assets	90,735
Investments in shares of affiliated companies	218,307	Reserve in a special account for advance depreciation of fixed assets	6,335
Long-term loans receivable	1,284	General reserve	88,254
Long-term loans receivable from affiliated companies	2,303	Earned surplus carried forward	63,285
Guarantee money and deposits paid	70,275	Treasury stock—at cost	(3,402)
Claims in bankruptcy, reorganization claims and similar claims	180	Valuation, translation adjustments and others	561,785
Long-term prepaid expenses	11,153	Net unrealized gain on available-for-sale securities	89,589
Other investments	2,970	Land revaluation difference	472,196
Allowance for doubtful receivables	(762)	Stock acquisition rights	142
Total Assets	3,165,713	Total Liabilities and Net Assets	3,165,713

Non-consolidated Statement of Income
(From April 1, 2007 to March 31, 2008)
(Millions of yen)
Account Item	Amount
Revenue from operations	524,711
Revenue from Commercial Real Estate	328,406
Revenue from Residential Business	173,814
Revenue from Urban Development & Investment Management	20,583
Revenue from other businesses	1,907
Cost of revenue from operations	372,130
Cost of revenue from Commercial Real Estate	221,404
Cost of revenue from Residential Business	141,342
Cost of revenue from Urban Development & Investment Management	7,434
Cost of revenue from other businesses	1,949
Gross operating profit	152,581
Selling, general and administrative expense	27,938
Operating income	124,642
Other income	11,001
Interest income	305
Dividend income	7,856
Other	2,839
Other expenses	22,384
Interest expenses	6,616
Bond interest	9,539
Loss on retirement of fixed assets	4,214
Other	2,014
Ordinary income	113,259
Extraordinary gains	1,681
Gain on sales of investment securities	1,681
Extraordinary losses	5,401
Loss on revaluation of inventories	1,438
Loss related to retirement of fixed assets	1,194
Loss on revaluation of investment securities	2,769
Income before income taxes	109,538
Income taxes—current	38,482
Income taxes—deferred	11,424
Net income	59,631

Non-consolidated Statement of Changes in Shareholders’ Equity
 (From April 1, 2007, to March 31, 2008)
 (Millions of yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus		Retained Earnings Surplus
		Capital Reserve	Total Capital Surplus	Retained Earnings Reserve	Other Retained Earnings Surplus					Total Retained Earnings Surplus
					Reserve for Special Depreciation	Reserve for Advanced Depreciation of Fixed Assets	Reserve in a Special Account for Advance Depreciation of Fixed Assets	General Reserve	Earned Surplus Carried Forward
Balance as of March 31, 2007	136,534	165,216	165,216	21,663	456	83,465	3,962	68,254	57,551	235,354
Changes in the fiscal year under review:
Dividend from surplus									(22,089)	(22,089)
Net income for the fiscal year under review									59,631	59,631
Purchase of treasury stock
Disposal of treasury stock									(90)	(90)
Provision for reserve for advanced depreciation of fixed assets						8,208			(8,208)	—
Reversal of reserve for advanced depreciation of fixed assets						(939)			939	—
Provision for reserve in a special account for advance depreciation of fixed assets							6,335		(6,335)	—
Reversal of reserve in a special account for advance depreciation of fixed assets							(3,962)		3,962	—
Provision for reserve for special depreciation					63				(63)	—
Reversal of reserve for special depreciation					(167)				167	—
Provision for general reserve								20,000	(20,000)
Reversal of land revaluation difference									(2,180)	(2,180)
Net changes in items other than those in shareholders’ equity
Total of changes in the fiscal year under review	—	—	—	—	(104)	7,269	2,372	20,000	5,733	35,271
Balance as of March 31, 2008	136,534	165,216	165,216	21,663	351	90,735	6,335	88,254	63,285	270,625

	Shareholders’ Equity		Valuation, Translation Adjustments and Others			Stock Acquisition Rights	Total Net Assets
	Treasury Stock— at Cost	Total Share- holders’ Equity	Net Unrealized Gain on Available-for-sale Securities	Land Revaluation Difference	Total Valuation, Translation Adjustments and Others
Balance as of March 31, 2007	(2,927)	534,176	133,690	470,015	603,705	79	1,137,962
Changes in the fiscal year under review:
Dividend from surplus		(22,089)					(22,089)
Net income for the fiscal year under review		59,631					59,631
Purchase of treasury stock	(870)	(870)					(870)
Disposal of treasury stock	396	305					305
Provision for reserve for advanced depreciation of fixed assets		—					—
Reversal of reserve for advanced depreciation of fixed assets		—					—
Provision for reserve in a special account for advance depreciation of fixed assets		—					—
Reversal of reserve in a special account for advance depreciation of fixed assets		—					—
Provision for reserve for special depreciation		—					—
Reversal of reserve for special depreciation		—					—
Provision for general reserve							—
Reversal of land revaluation difference		(2,180)					(2,180)
Net changes in items other than those in shareholders’ equity			(44,100)	2,180	(41,920)	63	(41,857)
Total of changes in the fiscal year under review	(474)	34,796	(44,100)	2,180	(41,920)	63	(7,060)
Balance as of March 31, 2008	(3,402)	568,973	89,589	472,196	561,785	142	1,130,901

Notes to the Non-consolidated Financial Statements

Matter related to Significant Accounting Policies

1. Valuation Basis and Method for Securities
Held-to-maturity debt securities:	Carried at amortized cost (straight-line method)
Shares of subsidiaries and affiliates:	Stated at cost determined by the moving-average method

Other securities:
Investment securities:
Available-for-sale securities with market values:
Stated at the market value as of the balance sheet date, based on quoted market prices etc. Unrealized gains and losses are reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined by the moving-average method

Available-for-sale securities without market values:	Stated at cost determined by the moving-average method

Equity participation:
Available-for-sale securities with market values:
Stated at the market value as of the balance sheet date, based on quoted market prices, etc. Unrealized gains and losses are reported, net of applicable taxes, in a separate component of net assets. The cost of equity participation sold is determined by the moving-average method

Available-for-sale securities without market values:	Stated at cost determined by the moving-average method

2. Valuation Basis and Method for Inventories
Real estate for sale:	Stated at cost determined by the identified cost method

Work-in-process real estate:	The same as above
Real estate for development:	The same as above
Expenditures for uncompleted works:	The same as above

3. Depreciation Method of Fixed Assets
Property and equipment:	Depreciation is computed by the declining-balance method at fixed rates.
However, The Yokohama Landmark Tower and buildings (excluding building improvements) acquired on or after April 1, 1998, are depreciated using the straight-line method.
Intangible assets:	The amortization of intangible assets is computed by the straight-line method.
Capitalized software for internal use is amortized by the straight-line method over the estimated internal useful life (5 years).
Long-term prepaid expenses:	The amortization of long-term prepaid expenses is computed by the straight-line method.

4. Accounting Standards for Reserves
Allowance for doubtful receivables:
An allowance for doubtful receivables is provided, for possible losses from uncollectible loans and receivables, at an amount based on the actual rate of losses from the bad debt for ordinary receivables, and on the estimated recoverability for specific receivables such as doubtful receivables.

Reserve for retirement allowances:
A reserve for retirement allowances is provided at the amount calculated based on the projected amount of benefit obligations and plan assets at the balance sheet date for ordinary employees, and at 100% of the amount that would be required at the end of the fiscal year under review in accordance with internal regulations for executive officers.

  Prior service cost is amortized, starting from the time of its occurrence, on a straight-line basis over a certain period (10 years) within an average remaining service period of employees at the time of its occurrence. Actuarial gains or losses are amortized, starting from the following fiscal year, on a straight-line basis over a certain period (10 years) within an average remaining service period of employees at the time of their occurrence.

Reserve for accepting the fulfillment of obligations:	A reserve for accepting the fulfillment of obligations is provided at the estimated amount of losses that may be caused by accepting the fulfillment of obligations.

5. Accounting for Deferred Assets
The costs are fully charged to income when disbursed.

6. Accounting for Lease Transactions
Finance lease transactions, except for those in which ownership of leased property is transferred to the lessee, are accounted for in the same manner as ordinary lease transactions.

7. Hedge Accounting
Hedge accounting:
Preferential treatment is applied to interest rate swaps.
Hedging instruments and hedged items:
Hedging instruments:                                            Hedged items:
Interest rate swaps                                                 Borrowings, corporate bonds
Hedging policy:
The risk hedging transactions of the Company are intended to hedge its exposure to fluctuation risks in interest rates and foreign currency exchange rates, in accordance with the Company’s internal regulations such as “Market Risk Management Rules” and “Management Guideline by Risk.”

8. Accounting for the Consumption Taxes ,etc.
Transactions subject to the consumption tax and local consumption tax are recorded at amounts exclusive of the consumption tax. Non-deductible consumption tax and local consumption tax are charged to income for the fiscal year under review.

9. Amortization of Goodwill
Goodwill is equally amortized over five (5) years on a straight-line basis.

10. Change in Accounting Policies
(Change in the method of depreciation for property and equipment)
In line with the revision to the corporation tax law, the Company has changed the method of depreciation to that of the revised corporation tax law for property and equipment acquired on or after April 1, 2007. This change had no significant impact on non-consolidated income or loss for the fiscal year under review.

Notes to the Non-consolidated Balance Sheet
1. Accumulated Depreciation for Property and Equipment:  ¥777,640 million
The accumulated depreciation above includes the accumulated impairment loss.

2. Guarantee Obligations, etc.
Warrantee	Guaranteed Amount	Substance of the Guarantee Obligations
Paternoster Associates	¥53,329 million	Borrowings from financial institutions
MEC Finance USA	¥15,573 million	Corporate bonds, etc.
Ryoei Life Service Co., Ltd.	¥1,256 million	Security for tenants
Sakura Golf Development Co., Ltd.	¥1,180 million	Borrowings from financial institutions
Others	¥816 million	Borrowings from financial institutions, etc.
Total	¥72,155 million
The Company and its co-investor in Sakura Golf Development Co., Ltd. jointly and severally guarantee the liabilities of Sakura Golf Development Co., Ltd. in favor of the creditor, and the Company has agreed with the co-investor to fix the Company’s contribution ratio to be 50% thereof.

3. Monetary Receivables/Payables due from/to Affiliated Companies
Short-term receivables due from affiliated companies	¥14,632 million	Long-term receivables due from affiliated companies	¥2,921 million
Short-term payables due to affiliated companies	¥95,082 million	Long-term payables due to affiliated companies	¥9,429 million

4. Revaluation of Land
The Company revalued the land used for its business in accordance with the “Law Concerning Revaluation of Land” (Law No. 34, March 31, 1998) and the “Law for Partial Revision to the Law Concerning Revaluation of Land” (Law No. 19, March 31, 2001). The revaluation difference has been included in “Net assets” as “Land revaluation difference,” net of the related tax that is included in “Liabilities” as “Deferred tax liabilities for revaluation.”
Revaluation method:
The value of land is determined based on the assessed value of the fixed property tax adjusted reasonably, as stipulated in Article 2, Item 3, of the Ordinance for Enforcement of the Law Concerning Revaluation of Land (Government Ordinance No. 119, March 31, 1998).

Date of revaluation:	March 31, 2002

5. Equity Participation
Of the equity participation projects, the total amount of investments in anonymous partnership and preferred equity investments into anonymous partnerships and special-purpose companies that fall under the category of affiliated companies, is ¥169,436 million.

Note to the Non-consolidated Statement of Income
1. Transactions with Affiliated Companies

Revenue from operations:	¥28,211 million
Cost of revenue from operations:	¥44,276 million
Transactions other than operating transactions:	¥5,441 million

Note to the Non-consolidated Statement of Changes in Shareholders’ Equity
1. Type and Number of Shares of Treasury Stock at the End of the Fiscal Year under Review
Common stock:                                                            1,963,134 shares

Note to Tax-effect Accounting
The significant components of deferred tax assets and liabilities are summarized as follows:

Deferred tax assets:	(Millions of yen)
Reserve for retirement allowances	9,163
Accrued bonus	1,086
Loss on devaluation of investment securities	6,680
Loss on devaluation of inventories	31,751
Loss on devaluation of golf memberships	351
Loss on devaluation of fixed assets	35,415
Land revaluation difference	55,179
Reserve for accepting the fulfillment of obligations	1,948
Other	10,031
Subtotal deferred tax assets	151,608
Valuation reserve	(10,424)
Total deferred tax assets	141,183

Deferred tax liabilities:	(Millions of yen)
Reserve for advanced depreciation of fixed assets	59,373
Gain on establishing a trust for retirement benefits	9,472
Land revaluation difference	379,132
Net unrealized gain on available-for-sale securities	59,024
Other	4,270
Total deferred tax liabilities	511,273
Net deferred tax liabilities	370,089

Note to Fixed Assets Used under Lease Contracts
In addition to the fixed assets recorded in the balance sheet, certain assets, including buildings and structures, and tools, furniture and fixtures, are held and used under finance lease contracts that do not transfer ownership of leased property to the lessee.

Note to Transactions with Related Parties
1. Subsidiaries and Affiliates, etc.
Attribute	Name of Company, etc.	Ownership Percentage of Voting Rights, etc.	The Company’s Relationship with the Related Party	Description of Transactions	Transaction Amount (Millions of yen)	Account Item	Fiscal Year-end Balance (Millions of yen)
Subsidiary	Mitsubishi Estate Building Management Co., Ltd.	Directly holding (100%)	Commissioned operation and management of buildings	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	210,850 210,054 87	Deposits received[1]	13,093
Subsidiary	Mitsubishi Jisho Property Management Co., Ltd.	Directly holding (100%)	Commissioned operation and management of buildings	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	67,974 66,304 84	Deposits received[1]	11,904
Subsidiary	Mitsubishi Jisho Retail Property Management Co., Ltd.	Directly holding (100%)	Commissioned operation and management of commercial facilities	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	22,190 20,927 36	Deposits received[1]	5,885
Subsidiary	Mitsubishi Jisho Towa Community Co., Ltd.	Directly holding (54.49%) Indirectly holding (31.09%)	Commissioned after-sales services, etc., for real estate for sale	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	38,275 37,508 7	Deposits received	1,547
Subsidiary	Mitsubishi Jisho Sekkei Inc.	Directly holding (100%)	Commissioned design/supervision services	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	17,920 16,357 56	Deposits received[1]	8,483
Subsidiary	Mitsubishi Estate Home Co., Ltd.	Directly holding (100%)	Commissioned construction of ready-built houses	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	26,238 28,279 16	Deposits received[1]	2,522
Subsidiary	Mitsubishi Real Estate Services Co., Ltd.	Directly holding (100%)	Commissioned sales of real estate	Crediting to the Cash Management System Disbursement from the Cash Management System Interest expense[1]	171,399 243,761 175	Deposits received[1]	21,161
Subsidiary	Paternoster Associates	Indirectly holding (100%)	—	Liabilities for guarantee[2]	53,329	—	—
				Loan[3] Repayment of loan Interest income[3]	43,610 43,610 22	—	—
Transaction conditions and decision policy thereof, etc.:
Notes:
1.
“Deposits received” is associated with the Cash Management System, which is supplied by the Company to the respective group companies, and the fiscal year-end balance for the fiscal year ended March 31, 2008, is stated in the table above. The interest rate for calculating the interest expense is determined with reference to the market interest rate.

2.	The amount represents liabilities of guarantee to secure bank borrowings (266 million sterling pound) of Paternoster Associates.
3.	The rate of interest on the loan is determined with reference to the market interest rate.

Note to Per-share Information

Net assets per share	¥819.06
Net income for the fiscal year under review per share	¥43.19

The Report of the Independent Auditors on the Consolidated Financial Statements

  Translation of a report originally issued in Japanese
Report of Independent Auditors
May 13, 2008

The Board of Directors
Mitsubishi Estate Co., Ltd.
Ernst & Young ShinNihon

Masaru Katafuchi
Certified Public Accountant
Designated and Engagement Partner

Yuzuru Fujino
Certified Public Accountant
Designated and Engagement Partner

Yoshikatsu Sugiyama
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 444, Section 4 of the Corporation Law, we have audited the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Mitsubishi Estate Co., Ltd. (the “Company”) applicable to the fiscal year from April 1, 2007 through March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Mitsubishi Estate Group, which consisted of the
Company and consolidated subsidiaries, applicable to the fiscal year ended March 31, 2008 in conformity with accounting principles generally accepted in Japan.

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Law.

The Report of the Independent Auditors on the Non-consolidated Financial Statements

Translation of a report originally issued in Japanese
Report of Independent Auditors
May 13, 2008

The Board of Directors
Mitsubishi Estate Co., Ltd.
Ernst & Young ShinNihon

Masaru Katafuchi
Certified Public Accountant
Designated and Engagement Partner

Yuzuru Fujino
Certified Public Accountant
Designated and Engagement Partner

Yoshikatsu Sugiyama
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 436, Section 2, Paragraph 1 of the Corporation Law, we have audited the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, the notes to the non-consolidated financial statements and the related supplementary schedules of Mitsubishi Estate Co., Ltd. (the “Company”) applicable to the fiscal year from April 1, 2007 through March 31, 2008. These non-consolidated financial statements and the related supplementary schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these non-consolidated financial statements and the related supplementary schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the related supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-consolidated financial statements and the related supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the related supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of Mitsubishi Estate Co., Ltd. applicable to the fiscal year ended March 31, 2008 in conformity with accounting principles generally accepted in Japan.

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Law.

Audit Report of the Board of Statutory Auditors
Regarding the business report, the non-consolidated financial statements, the supplementary schedules thereof and the consolidated financial statements, as well as the performance of duties by the Directors for the fiscal year, which began April 1, 2007, and ended March 31, 2008, the Board of Statutory Auditors of Mitsubishi Estate Co., Ltd. (the “Company”), hereby, through discussions, prepares this audit report and report as follows, based on the audit reports prepared by respective Statutory Auditors.

1. Auditing Methods Employed by Statutory Auditors and the Board of Statutory Auditor and Substance Thereof
The Board of Statutory Auditors determined auditing policies, auditing plans and other guidelines; set priority points for auditing, including the improvement of internal control systems; received reports about the progress and results of audits from each Statutory Auditor; received reports from the Directors, etc. and the Accounting Auditor on the execution of their duties; and requested their explanations, as required from time to time.

In compliance with the standards for Statutory Auditor’s audit set out by the Board of Statutory Auditors and based on the auditing policies, auditing plans and other guidelines, each Statutory Auditor has communicated with the Directors, the Internal Audit Office and other employees, etc. and has endeavored to collect information and to improve the auditing environment. Similarly, each Statutory Auditor has attended the meetings of the Board of Directors and other important meetings, received reports from the Directors and employees, etc. on the status of the execution of their duties, requested their explanations, as required from time to time.  Also, each Statutory Auditor has examined important authorized documents and associated information, and investigated the operations and financial conditions at headquarters and principal offices. In addition, each Statutory Auditor has examined the substance of the resolution adopted by the Board of Directors with regard to the improvement of systems which are stipulated in Article 100, Paragraphs 1 and 3, of the Ordinance for Enforcement of the Corporation Law as the “Systems to Ensure Compliance of the Execution of Duties by Directors with Laws, Regulations and the Articles of Incorporation” and other systems deemed necessary to ensure the propriety of business operations of a Kabushiki-Kaisha (joint stock corporation), as well as the current situation of in-house systems (internal control systems) that have been improved pursuant to the resolution concerned. The Statutory Auditors also have studied the Basic Policy stipulated in Article 127 of the Ordinance for Enforcement of the Corporation Law as matters to be described in the business report if a Kabushiki-Kaisha sets out the Basic Policy regarding Those Who Control the Company’s Financial Matters and Management Policy and Respective Initiatives to Realize the Basic Policy, based on deliberations, etc. at the Board of Directors and others. Moreover, the Statutory Auditors have communicated and exchanged information with the Directors, Statutory Auditors and other relevant personnel of the subsidiaries and received reports on operations therefrom, as required. In the manner explained above, the Statutory Auditors have examined the business report and supplementary schedules thereof pertaining to the fiscal year ended March 31, 2008.

Furthermore, the Statutory Auditors have supervised whether the Accounting Auditor maintains independence and has been conducting its appropriate audit, and also have received reports on the status of the execution of its duties and requested its explanations, as required from time to time. The Statutory Auditors have been notified that the Accounting Auditor has established the “Systems to Ensure Appropriate Execution of Duties” (Matters as set forth in Article 159 of the Ordinance for Corporate Accounting) in accordance with the guidelines such as the “Standards for Quality Control of Audit” (issued by the Business Accounting Deliberation Council on October 28, 2005) and requested its explanations, as required from time to time. In the manner explained above, the Statutory Auditors have examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity and notes to the non-consolidated financial statements) and supplementary schedules thereof of the Company, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity and notes to the consolidated financial statements), pertaining to the fiscal year ended March 31, 2008.

2. Audit Results
(1)   Audit results regarding the business report, etc.
i)     In our opinion, the business report and the supplementary schedules thereof fairly represent the Company’s conditions in accordance with the laws and regulations and the Articles of Incorporation.
ii)    We have found no wrongful action nor material fact of violation of laws, regulations or the Articles of Incorporation with regard to the execution of duties by the Directors.
iii)    In our opinion, the substance of the resolution regarding the internal control systems is fair and reasonable. We have found no matters to remark with regard to the execution of duties by the Directors concerning the relevant internal control systems.
iv)   We have found no matters to remark with regard to the Basic Policy regarding Those Who Control the Company’s Financial Matters and Management Policy. In our opinion, respective initiatives to realize the Basic Policy are in compliance with the said Basic Policy, do not impair the common interests of the Company’s shareholders and are not designed to maintain the positions of the Company’s Corporate Officers.
(2)   Audit results regarding the non-consolidated financial statements and the supplementary schedules thereof
In our opinion, the audit methods and results employed and rendered by the Accounting Auditor, Ernst & Young ShinNihon, are fair and reasonable.
(3)   Audit results regarding the consolidated financial statements
In our opinion, the audit methods and results employed and rendered by the Accounting Auditor, Ernst & Young ShinNihon, are fair and reasonable.

May 16, 2008

Board of Statutory Auditors of Mitsubishi Estate Co., Ltd.

Eiji Tan                                                 Standing Statutory Auditor                        (Seal)
Kunihiro Inoue                                   Standing Statutory Auditor                        (Seal)
Kenjiro Hata                                        Statutory Auditor                                         (Seal)
Akio Utsumi                                        Statutory Auditor                                         (Seal)

Note:  The Standing Statutory Auditor Kunihiro Inoue and the Statutory Auditors Kenjiro Hata and Akio Utsumi are Outside Statutory Auditors as stipulated in Article 2, Item 16, of the Corporation Law.

ii
Details of the subsequent events that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year

(A)  Partial reversal of deferred tax liabilities
Mitsubishi Estate resolved, at its meeting of the Board of Directors held on February 5, 2009, to revise the dividend policy of an overseas consolidated subsidiary, Rockefeller Group, Inc. (“RGI”). In line with this policy revision, Mitsubishi Estate will reverse a portion of deferred tax liabilities, in the fourth quarter of the consolidated fiscal year ending March 31, 2009. This partial reversal of deferred tax liabilities will cause a ¥27,500 million decrease in income taxes—deferred and a ¥27,500 million increase in net income for the full-year results of the fiscal year ending March 31, 2009.

a. Reason for the partial reversal of deferred tax liabilities
Should it be likely that a subsidiary’s retained earnings will be distributed to a parent company, and it be possible to reasonably estimate the dividend amount, the Japanese deferred tax accounting system requires that the parent company estimate the future amount of tax imposed on dividends to be received from the subsidiary and post the equivalent amount as deferred tax liabilities. Mitsubishi Estate had previously posted deferred tax liabilities for RGI’s retained earnings in accordance with this rule. However, Mitsubishi Estate has revised RGI’s dividend policy so that RGI will be able to use its retained earnings as working capital without paying dividends to Mitsubishi Estate until such time as the Japanese government implements lower rates for corporation and other taxes on dividends received from overseas subsidiaries. In line with this policy revision, Mitsubishi Estate will reverse a portion of deferred tax liabilities, recorded in the previous fiscal year, in the fourth quarter of the consolidated fiscal year ending March 31, 2009.

(B)  Subscription for an allocation of new shares to a third party
Mitsubishi Estate resolved, at its meeting of the Board of Directors held on February 5, 2009, to subscribe for an allocation of new shares to a third party (the “Allocation of New Shares”) to be conducted by Towa, a consolidated subsidiary of Mitsubishi Estate, as follows:

a. Reason for subscribing for the Allocation of New Shares
Mitsubishi Estate and Towa have mutually pursued synergies, for example, through joint ventures by drawing on their respective strengths against a backdrop of gradual reinforcement of the capital relationship such as the conclusion of a capital alliance agreement in December 2004 and the subsequent conversion of Towa into a subsidiary in January 2008 by Mitsubishi Estate’s subscription for the allocation of new shares to a third party then conducted by Towa.
However, given the recent confusion in the financial markets and the credit crunch, and the resulting recession in Japan, Towa has been facing an extremely harsh business environment in which consumers are reluctant to buy condominiums, thereby making Towa’s financing increasingly difficult.
In these circumstances, Mitsubishi Estate has concluded that it is necessary to strengthen the financial base of Towa, Mitsubishi Estate’s group company, and therefore determined to subscribe for the Allocation of New Shares.

b.	Number of shares subscribed, subscription price and the status of shares held before/after the subscription

(i) Number of shares held by Mitsubishi Estate before the subscription (As of February 4, 2009)
Common stock:	112,504,695 shares (Shareholding ratio of 53.57%; number of voting rights: 225,009 units)
Class A preferred stock:	2,743,000 shares (Shareholding ratio of 59.59%)
Class C preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class D preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class E preferred stock:	500,250 shares (Shareholding ratio of 33.35%)

(ii) Number of shares subscribed by Mitsubishi Estate
Common stock:	270,000,000 shares (Acquisition cost: ¥15,390,000,000)
Class A preferred stock:	3,730,000 shares (Acquisition cost: ¥2,987,730,000)

Class B preferred stock:	1,280,000 shares (Acquisition cost: ¥554,240,000)

(iii) Number of shares held by Mitsubishi Estate after the subscription is completed
Common stock:	382,504,695 shares (Shareholding ratio of 79.68%; number of voting rights: 765,009 units)
Class A preferred stock:	6,473,000 shares (Shareholding ratio of 77.67%)
Class B preferred stock:	1,280,000 shares (Shareholding ratio of 15.36%)
Class C preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class D preferred stock:	16,667,000 shares (Shareholding ratio of 100.00%)
Class E preferred stock:	500,250 shares (Shareholding ratio of 33.35%)

Note:	The shareholding ratio indicates the percentage of shares held to the total number of issued shares, with regard to the common stock and each class of the preferred stock, respectively.

c. Schedule
February 5, 2009:                                          Resolution at the Board of Directors meeting
February 20, 2009:                                        Payment of the subscription price

2)
Details of the subsequent events concerning Towa that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year

(A)  Acquisition and cancellation of treasury stock (Shares of Class E preferred stock)
The Company resolved, at its meeting of the Board of Directors held on June 19, 2008, to acquire and cancel a portion of “Towa Real Estate Development shares of Class E preferred stock,” which were issued by the Company, in accordance with the acquisition clause stipulated in the Company’s Articles of Incorporation, and conducted such acquisition and cancellation as follows:

a. Reason for acquiring the treasury stock
The acquisition aimed to mitigate the burden of a preferred stock dividend and restrict the effect of dilution of common stock through the conversion of preferred stock to common stock.

b. Content of the acquisition and the cancellation
Number of shares acquired and cancelled: 10,890,000 shares
(Percentage to the total number of issued shares of Class E preferred stock: 87.89%)
Value of acquisition and cancellation: ¥6,774 million

(B)   Posting of extraordinary losses
In view of rapid changes in the market environment surrounding the condominium business, the Company reviewed the business viability of the condominium business project at Shiomi 2-chome, Koto-ku, Tokyo. As a result, the Company resolved, at its meeting of the Board of Directors held on December 12, 2008, to withdraw from the project, and recorded extraordinary losses of ¥4,354 million as expenses related to the resulting cancellation of real estate transaction contracts in the third quarter of the fiscal year ending March 31, 2009.

(C)   Change in equity-method affiliates (Transfer of shares)
The Company resolved, at its meeting of the Board of Directors held on December 12, 2008, to transfer all the shares of Mitsubishi Jisho Towa Community Co., Ltd. (“Mitsubishi Jisho Towa Community”), an equity-method affiliate of the Company, held thereby, to Mitsubishi Estate. As a result, the Company recorded a gain on sale of stocks of ¥4,875 million on a non-consolidated basis and ¥5,363 million on a consolidated basis in the third quarter of the fiscal year ending March 31, 2009.

a. Reason for the transfer of shares
In view of rapid changes in the market environment surrounding the condominium business, the Company sold such issued shares of Mitsubishi Jisho Towa Community, an equity-method affiliate, to focus its management resources on the core condominium allotment sale business. The Company intends to continue its transaction relationship with Mitsubishi Jisho Towa Community in the future.

b. Number of shares transferred and transfer price

Number of shares transferred: 992,250 shares (Number of voting rights: 992,250 units)
Transfer price: ¥6,350 million

(D)   Reversal of deferred tax assets
The Company reviewed the future recoverability of deferred tax assets by taking into account the business forecasts for the fiscal year ending March 31, 2009. As a result, the Company determined to reverse deferred tax assets of ¥9,700 million, and recorded ¥9,700 million as income taxes—deferred in the third quarter of the fiscal year ending March 31, 2009.

(E)   Allocation of new shares to a third party
The Company resolved, at its meeting of the Board of Directors held on February 5, 2009, to offer shares for subscription (common stock, Class A preferred stock and Class B preferred stock) to be issued through an allocation of new shares to a third party.

a. Purpose and reason for offering shares to be issued through an allocation of new shares to a third party
The Company concluded a capital alliance agreement in December 2004 and became a consolidated subsidiary of Mitsubishi Estate through an allocation of new shares to a third party in January 2008 by Mitsubishi Estate’s subscription for the allocation of new shares to a third party then conducted by Towa. Thus, drawing on the strengthened business basis, the Company addressed aggressive investments in core condominium business and took initiatives in new business fields, achieving synergies to a certain degree.
However, given the recent confusion in the financial markets and the credit crunch, and the resulting recession in Japan, the business climate surrounding the real estate industry and the financial markets has rapidly become more difficult than before.
In addition, the Company has been facing an extremely harsh business environment in which consumers are reluctant to buy condominiums, thereby making its financing increasingly difficult.
In these circumstances, the Company is expected to record a net loss of ¥37,000 million for the fiscal year ending March 31, 2009, which will damage its equity capital considerably. Furthermore, the Company will have to clear the repayment of borrowings including ¥10,000 million in the redemption of corporate bonds during February 2009.
Given such a harsh business environment, the Company judged that its highest management priority would be strengthening the equity capital base and therefore decided to conduct an allocation of new shares to a third party (the “Allocation of New Shares”) in which shares are expected to be allocated to Mitsubishi Estate.

b. The Allocation of New Shares
Common stock:
Issue date	February 20, 2009
Number of shares issued	270,000,000
Aggregate amount subscribed	¥15,390,000,000 (Issue price: ¥57 per share)
Capital incorporation	¥7,695,000,000
Allottee	Mitsubishi Estate

Class A preferred stock:
Issue date	February 20, 2009
Number of shares issued	3,730,000
Aggregate amount subscribed	¥2,987,730,000 (Issue price: ¥801 per share)
Capital incorporation	¥1,493,865,000
Allottee	Mitsubishi Estate

Class B preferred stock:
Issue date	February 20, 2009
Number of shares issued	1,280,000
Aggregate amount subscribed	¥554,240,000 (Issue price: ¥433 per share)
Capital incorporation	¥277,120,000
Allottee	Mitsubishi Estate

c. Intended application of the financed funds

The funds financed through the Allocation of New Shares will be applied to the repayment of borrowings including the redemption of corporate bonds.

d. Impact on the Company’s performance
The Allocation of New Shares will have a minor impact on the Company’s business results for the fiscal year ending March 31, 2009, on either a consolidated or a non-consolidated basis.

Proposal No. 2:     Partial Amendments to the Articles of Incorporation
1. Reasons for the Amendments
(1)
Pursuant to the implementation of the Settlement Streamlining Law on January 5, 2009, all the listed stocks in the equities market were changed to book-entry stocks (the so-called dematerialized share certificate system). As a result, we hereby propose that several relevant provisions of the current Articles of Incorporation that suppose the existence of share certificates be deleted and other necessary amendments such as the new establishment of supplementary provisions be executed.

As for the current Article 8 (Issuance of Share Certificates), it is deemed that Towa resolved that the relevant provision of its Articles of Incorporation to the effect that Towa shall issue share certificates representing its issued shares be abolished with such implementation date of the Settlement Streamlining Law as the effective date, in compliance with Article 6, Paragraph 1, of the Supplementary Provisions to the Settlement Streamlining Law.
(2)
To clearly present that stock-related fees have become free-of-charge and the procedures regarding the exercise of shareholders’ rights are established in the Share Handling Regulations on the occasion of the dematerialized share certificate system, we hereby propose that necessary amendments be executed in the current Article 13 (Share Handling Regulations).

(3)
If Proposal No. 1 is voted for and approved, thereby making the Share Exchange between Mitsubishi Estate Co., Ltd. and the Company effective, the sole shareholder of Towa will be Mitsubishi Estate Co., Ltd. as a wholly owning parent company through the share exchange. In this case, the provision of the current Article 14 (Base Date), which is established for the purpose of conducting a smoother paperwork procedure regarding the convocation of an ordinary general meeting of shareholders, would eliminate its necessity. As a result, we hereby propose that the base date system for the ordinary general meeting of shareholders be abolished and that the current Article 14 (Base Date) be deleted accordingly.

(4)	In line with the above amendments, we hereby propose that the relevant numbers of Articles and paragraphs, expressions, words and descriptions of several provisions be revised accordingly.

2. Summary Draft of this Proposal
Proposed amendments are described below:
(Amendments shown by underlines)
Existing Articles	Proposed Amendments
Article 8 (Issuance of Share Certificates)	(To be deleted)
The Company shall issue share certificates representing its issued shares pertaining to all classes of stock.
Article 9 (Number of Shares Constituting One Full Unit and Non-Issuance of Share Certificates Representing Shares Not Constituting One Full Unit)	Article 8 (Number of Shares Constituting One Full Unit)
1. (Text omitted)	(Not amended)
2. Regardless of the provision of Article 8 above, the Company shall not issue any share certificate for shares not constituting one full unit.	(To be deleted)
Article 10 (Rights to Shares Not Constituting One Full Unit)	Article 9 (Rights to Shares Not Constituting One Full Unit)
Shareholders (hereinafter any reference to shareholders shall include beneficial shareholders; hereinafter the same shall apply) who hold shares not constituting one full unit of the Company shall not be allowed to exercise any rights other than those below-mentioned in respect of such shares not constituting one full unit.

Shareholders who hold shares not constituting one full unit of the Company shall not be allowed to exercise any rights other than those below-mentioned in respect of such shares not constituting one full unit.

(1) (Text omitted)	(Not amended)
(2) (Text omitted)	(Not amended)
(3) (Text omitted)	(Not amended)

Existing Articles	Proposed Amendments
(4) (Text omitted)	(Not amended)
Article 11 (Request for Sale to the Company Regarding Shares Not Constituting One Full Unit)	Article 10 (Request for Sale to the Company Regarding Shares Not Constituting One Full Unit)
(Text omitted)	(Not amended)
Article 12 (Transfer Agent)	Article 11 (Transfer Agent)
1. (Text omitted)	(Not amended)
2. The transfer agent and its handling office shall be decided by a resolution of the Board of Directors and shall be announced by public notice.	2. The transfer agent and its handling office shall be decided by a resolution of the Board of Directors.
3. The preparation and storage of the register of shareholders and the register of beneficial shareholders (the “Register of Shareholders, Etc.”), the register of lost share certificates and the register of stock acquisition rights of the Company, as well as other business pertaining to the Register of Shareholders, Etc., the register of lost share certificates and the register of stock acquisition rights, shall be delegated to the transfer agent and such affairs shall not be handled by the Company.

3. The preparation and storage of the register of shareholders and the register of stock acquisition rights of the Company, as well as other business pertaining to the register of shareholders and the register of stock acquisition rights, shall be delegated to the transfer agent and such affairs shall not be handled by the Company.

Article 13 (Share Handling Regulations)	Article 12 (Share Handling Regulations)
The handling and fees pertaining to the shares and stock acquisition rights of the Company shall be governed by the Share Handling Regulations established by the Board of Directors except as otherwise provided in laws, regulations or these Articles of Incorporation.

The procedure regarding the exercise of shareholders’ rights, as well as the handling pertaining to the shares and stock acquisition rights of the Company, shall be governed by the Share Handling Regulations established by the Board of Directors except as otherwise provided in laws, regulations or these Articles of Incorporation.

Article 14 (Base Date)	(To be deleted)
The shareholders with voting rights of the Company whose names are registered or recorded in the last Register of Shareholders, Etc., as of March 31 each year shall be deemed shareholders entitled to exercise their voting rights at the ordinary general meeting of shareholders pertaining to such business year.

Article 15 (Preferred Dividend)	Article 13 (Preferred Dividend)
In distributing dividends of surplus, which is set forth in Article 51, the Company shall pay the dividend (the “Preferred Dividend”), of which the amount is determined by the Board of Directors upon issuance of preferred stock within the upper limit of ¥60 per share of preferred stock in the relevant business year, to the shareholders who hold shares of preferred stock (the “Preferred Shareholders”) or registered pledgees of the shares of preferred stock (the “Registered Pledgees of Preferred Stock”) in preference to the shareholders who hold shares of common stock (the “Common Shareholders”) or registered pledgees of the shares of common stock (the “Registered Pledgees of Common Stock”); provided, however, that the Company shall pay the dividend (the “Class E Preferred Dividend”), of which the amount is determined by the Board of Directors upon issuance of the Class E preferred stock within the upper limit of ¥72 per share of the Class E preferred stock in the relevant business year, to the shareholders who hold shares of Class E preferred stock (the “Class E Preferred Shareholders”) or registered pledgees of the shares of Class E preferred stock (the “Registered Pledgees of Class E Preferred Stock”).

In distributing dividends of surplus, which is set forth in Article 49, the Company shall pay the dividend (the “Preferred Dividend”), of which the amount is determined by the Board of Directors upon issuance of preferred stock within the upper limit of ¥60 per share of preferred stock in the relevant business year, to the shareholders who hold shares of preferred stock (the “Preferred Shareholders”) or registered pledgees of the shares of preferred stock (the “Registered Pledgees of Preferred Stock”) in preference to the shareholders who hold shares of common stock (the “Common Shareholders”) or registered pledgees of the shares of common stock (the “Registered Pledgees of Common Stock”); provided, however, that the Company shall pay the dividend (the “Class E Preferred Dividend”), of which the amount is determined by the Board of Directors upon issuance of the Class E preferred stock within the upper limit of ¥72 per share of the Class E preferred stock in the relevant business year, to the shareholders who hold shares of Class E preferred stock (the “Class E Preferred Shareholders”) or registered pledgees of the shares of Class E preferred stock (the “Registered Pledgees of Class E Preferred Stock”).

Article 16 (Distribution of Residual Properties)	Article 14 (Distribution of Residual Properties)
(Text omitted)	(Not amended)
Article 17 (Request for Redemption regarding Preferred Stock)	Article 15 (Request for Redemption regarding Preferred Stock)

Existing Articles	Proposed Amendments
(Text omitted)	(Not amended)
Article 18 (Mandatory Redemption)	Article 16 (Mandatory Redemption)
(Text omitted)	(Not amended)
1) Period from August 1, 2007, to August 31, 2007:	1) Period from August 1, 2007, to August 31, 2007:
Redemption shall be limited to within the amount corresponding to one-third (1/3) of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 17, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

Redemption shall be limited to within the amount corresponding to one-third (1/3) of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 15, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

2) Period from August 1, 2008, to August 31, 2008:	2) Period from August 1, 2008, to August 31, 2008:
Redemption shall be limited to within the amount corresponding to half (1/2) of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 17, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

Redemption shall be limited to within the amount corresponding to half (1/2) of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 15, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

3) Period from August 1 to August 31 every year, on and after August 1, 2009:	3) Period from August 1 to August 31 every year, on and after August 1, 2009:
Redemption shall be limited to within the full amount of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 17, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

Redemption shall be limited to within the full amount of the balance after deducting the total of redemption prices of the shares of Class E preferred stock, which have been redeemed by the exercise of the right to request redemption as stipulated in Article 15, Paragraph 6, during the period stated above, from the amount redeemable for the shares of Class E preferred stock.

Article 19 (Voting Rights of the Preferred Shareholders)	Article 17 (Voting Rights of the Preferred Shareholders)
(Text omitted)	(Not amended)
Article 20 (Rights to Stock Consolidation, Stock Split or Allocation of New Shares)	Article 18 (Rights to Stock Consolidation, Stock Split or Allocation of New Shares)
(Text omitted)	(Not amended)
Article 21 (Right to Claim Conversion of Shares)	Article 19 (Right to Claim Conversion of Shares)
The Preferred Shareholders may request the Company to convert the shares of preferred stock that they hold into the corresponding shares of the Company’s common stock (defined as an issuance of shares of the Company’s common stock in exchange for the acquisition; hereinafter the same shall apply) under the conversion-related conditions established by the relevant resolution at the Board of Directors, during the period in which the Preferred Shareholders are allowed to request such conversion as per a resolution of the Board of Directors upon issuance of such preferred stock.
(This Article will be amended to make partial modifications of the description only in Japanese. No modification of the English translation of this Article is necessary.)
Article 22 (Mandatory Conversion)	Article 20 (Mandatory Conversion)
(Text omitted)	(Not amended)
Article 23 (Order of Precedence)	Article 21 (Order of Precedence)

Existing Articles	Proposed Amendments
The order of precedence for payment of the Preferred Dividend (with regard to the shares of Class E preferred stock, the Preferred Dividend shall be the sum of the Class E Preferred Dividend and the accumulated, unpaid dividend for the shares of Class E preferred stock) among different classes of shares of Class A through E preferred stock (the “Shares of Various Classes of Preferred Stock”), as well as the order of precedence for distribution of residual properties, which is stipulated in Article 16, shall be as described in the following manner. In case that the amount of the dividends of surplus is lower than the aggregate of the amounts of the Preferred Dividend per share (the “Preferred Dividend for Shares of Various Classes of Preferred Stock”; provided, however, that with regard to the shares of Class E preferred stock, the Preferred Dividend shall be the sum of the Class E Preferred Dividend and the accumulated, unpaid dividend for the shares of Class E preferred stock), which is respectively determined upon issuance of the Preferred Dividend for the Shares of Various Classes of Preferred Stock, multiplied by the number of the currently existing Shares of Various Classes of Preferred Stock, the Preferred Dividend shall be distributed by the method according to which the amount of the Preferred Dividend per share paid for the Shares of Various Classes of Preferred Stock is proportional to the Preferred Dividend for Shares of Various Classes of Preferred Stock. Meanwhile, in case that the amount distributable for the residual properties is lower than the aggregate of the amounts of the residual properties per share relating to the Shares of Various Classes of Preferred Stock, which is stipulated in Article 16, multiplied by the number of the currently existing Shares of Various Classes of Preferred Stock, the residual properties shall be distributed by the method according to which the distributed amount per share paid for the
 Shares of Various Classes of Preferred Stock is proportional to the amounts of the residual properties per share relating to the Shares of Various Classes of Preferred Stock, which is stipulated in Article 16.

The order of precedence for payment of the Preferred Dividend (with regard to the shares of Class E preferred stock, the Preferred Dividend shall be the sum of the Class E Preferred Dividend and the accumulated, unpaid dividend for the shares of Class E preferred stock) among different classes of shares of Class A through E preferred stock (the “Shares of Various Classes of Preferred Stock”), as well as the order of precedence for distribution of residual properties, which is stipulated in Article 14, shall be as described in the following manner. In case that the amount of the dividends of surplus is lower than the aggregate of the amounts of the Preferred Dividend per share (the “Preferred Dividend for Shares of Various Classes of Preferred Stock”; provided, however, that with regard to the shares of Class E preferred stock, the Preferred Dividend shall be the sum of the Class E Preferred Dividend and the accumulated, unpaid dividend for the shares of Class E preferred stock), which is respectively determined upon issuance of the Preferred Dividend for the Shares of Various Classes of Preferred Stock, multiplied by the number of the currently existing Shares of Various Classes of Preferred Stock, the Preferred Dividend shall be distributed by the method according to which the amount of the Preferred Dividend per share paid for the Shares of Various Classes of Preferred Stock is proportional to the Preferred Dividend for Shares of Various Classes of Preferred Stock. Meanwhile, in case that the amount distributable for the residual properties is lower than the aggregate of the amounts of the residual properties per share relating to the Shares of Various Classes of Preferred Stock, which is stipulated in Article 14, multiplied by the number of the currently existing Shares of Various Classes of Preferred Stock, the residual properties shall be distributed by the method according to which the distributed amount per share paid for the Shares of Various Classes of Preferred Stock is proportional to the amounts of the residual properties per share relating to the Shares of Various Classes of Preferred Stock, which is stipulated in Article 14.

Articles 24 through 30	Articles 22 through 28
(Text omitted)	(Not amended)
Article 31 (General Meeting of Shareholders with Class Shares)	Article 29 (General Meeting of Shareholders with Class Shares)
The provisions of Articles 26, 28 and 29 shall apply mutatis mutandis to the general meeting of shareholders with class shares.	The provisions of Articles 24, 26 and 27 shall apply mutatis mutandis to the general meeting of shareholders with class shares.
Articles 32 through 38	Articles 30 through 36
(Text omitted)	(Not amended)
Article 39 (Board of Directors Regulations)	Article 37 (Board of Directors Regulations)
The Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors except as otherwise provided in laws, regulations or these Articles of Incorporation.
(This Article will be amended to make partial modifications of the description only in Japanese. No modification of the English translation of this Article is necessary.)
Articles 40 through 46	Articles 38 through 44
(Text omitted)	(Not amended)
Article 47 (Board of Auditors Regulations)	Article 45 (Board of Auditors Regulations)

Existing Articles	Proposed Amendments
The Board of Auditors shall be governed by the Board of Auditors Regulations established by the Board of Auditors except as otherwise provided in laws, regulations or these Articles of Incorporation.	(This Article will be amended to make partial modifications of the description only in Japanese. No modification of the English translation of this Article is necessary.)
Articles 48 through 50	Articles 46 through 48
(Text omitted)	(Not amended)
Article 51 (Record Date for Dividends of Surplus)	Article 49 (Record Date for Dividends of Surplus)
The Company shall distribute dividends of surplus to the shareholders (including the Preferred Shareholders) or the registered pledgees (including the Registered Pledgees of Preferred Stock) whose names are registered or recorded in the last Register of Shareholders, Etc. as of March 31 each year.

The Company may distribute dividends of surplus in cash to the shareholders (including the Preferred Shareholders) or the registered pledgees (including the Registered Pledgees of Preferred Stock) whose names are registered or recorded in the last register of shareholders as of March 31 each year.

Article 52 (Statute of Limitation for Dividends)	Article 50 (Statute of Limitation for Dividends)
(Text omitted)	(Not amended)
(New establishment)	Supplementary Provisions:
(New establishment)
Article 1 The preparation and storage of the register of lost share certificates of the Company, as well as other business pertaining to the register of lost share certificates, shall be delegated to the transfer agent and such affairs shall not be handled by the Company.

(New establishment)	Article 2 The preceding article and this article shall be valid and effective until January 5, 2010, and be deleted upon the lapse of that date.

Proposal No. 3:      Election of Two (2) Directors
The current directors Noritada Terasawa, Shigeatsu Sugiura, Yusei Yamaguchi, Kazuki Mochizuki, Kunio Tsubakimoto, Kyoji Ishibashi, Keigo Nakamura, Yasushi Kayamori, Toyoyuki Suzue, Yoshihiro Hasegawa and Nobuhiro Okumoto will resign at the close of this meeting. Accordingly, we hereby propose the election of two (2) directors to substitute for their resignation.

The nominees for director are as follows:
No.	Name (Date of Birth)	Brief Personal History, Position and Roles (Representative Positions in Other Companies)		Number of the Company’s Shares Held
1	Takao Yagihashi	April 1973	Joined Mitsubishi Estate Co., Ltd.	0
	(June 18, 1948)	June 1992	Deputy General Manager, PARTNER System Department, Mitsubishi Estate Co., Ltd.
		June 1995	Director and General Manager, Corporate Business Development Department, Mitsubishi Real Estate Services Co., Ltd.
		April 2000	Senior Managing Director, Mitsubishi Real Estate Services Co., Ltd.
April 2003
Executive Officer, Mitsubishi Estate Co., Ltd.
General Manager, PARTNER System Department, Residential Development Division, and General Manager, Apartment Development Office, PARTNER System Department, Mitsubishi Estate Co., Ltd.

April 2005
Executive Officer, Mitsubishi Estate Co., Ltd.
General Manager, PARTNER System Department, Residential Business Division, and General Manager, Apartment Development Office, PARTNER System Department, Mitsubishi Estate Co., Ltd.

		June 2005	Senior Executive Officer, Mitsubishi Estate Co., Ltd. Responsible for Real Estate Service Department and President, Mitsubishi Real Estate Services Co., Ltd.
		April 2007	President, Mitsubishi Real Estate Services Co., Ltd. (Current position)
		April 2008	Executive Vice President, Mitsubishi Estate Co., Ltd. (Current position)

No.	Name (Date of Birth)	Brief Personal History, Position and Roles (Representative Positions in Other Companies)	Number of the Company’s Shares Held
2	Atsuo Kyono	April 1979	Joined Mitsubishi Estate Co., Ltd.	1,000 (common stock)
	(August 8, 1956)	June 1998	Deputy General Manager, Personnel Department, Mitsubishi Estate Co., Ltd.
		October 1998	Deputy General Manager, PARTNER System Department, Mitsubishi Estate Co., Ltd.
		January 2005	Deputy General Manager, Residential Development Planning Department, Mitsubishi Estate Co., Ltd.
		April 2005	General Manager, Residential Development Planning Department, Residential Business Division, Mitsubishi Estate Co., Ltd.
		April 2007	General Manager, Residential Development Planning Department, Mitsubishi Estate Co., Ltd.
		April 2008	General Manager, Residential Development Planning Department, Mitsubishi Estate Co., Ltd. (Current position)
Notes:
1. None of the nominees has any special interest with the Company.
2. Mitsubishi Estate Co., Ltd. is the parent company of the Company and Mitsubishi Real Estate Services Co., Ltd. is a subsidiary of Mitsubishi Estate. Takao Yagihashi is an Executive Vice President of Mitsubishi Estate and is also the President of Mitsubishi Real Estate Services.
3. Atsuo Kyono is General Manager, Residential Development Planning Department of Mitsubishi Estate.

[General meeting of the shareholders with class shares for the shareholders with common stock ]
Proposals and References
Proposal:	Approval of the Share Exchange Agreement between Mitsubishi Estate Co., Ltd., and the Company
1. Reasons for Implementing the Share Exchange
The reasons for implementing the share exchange are the same as those described in “1. Reasons for Implementing the Share Exchange” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 2).

2. Outline of the Share Exchange Agreement
The outline of the share exchange agreement is the same as that described in “2. Outline of the Share Exchange Agreement” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 2 - 4).

3. Outline of the Matters Stipulated in Article 184 of the Ordinance for Enforcement of the Corporation Law
(1) Equality of consideration for exchange
1)	Total consideration for exchange and allotment
Total consideration for exchange and allotment are the same as those described in “1) Total consideration for exchange and allotment” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 5 - 7).

2)	Amountsof capital stock and reserves of Mitsubishi Estate Co., Ltd. (“Mitsubishi Estate”), all of which will increase in association with the share exchange
The amounts of the capital stock and the reserves of Mitsubishi Estate, all of which will increase in association with the share exchange, are the same as those described in “2) Amounts of capital stock and reserves of Mitsubishi Estate, all of which will increase in association with the share exchange” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 7).

3)	Reason for having chosen this type of property as consideration for exchange
The reason for having chosen this type of property as consideration for exchange is the same as that described in “3) Reason for having chosen this type of property as consideration for exchange” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 7).

4)	Precautions to prevent damaging the interests of Towa’s shareholders (excluding Mitsubishi Estate)
The precautions to prevent damaging the interests of Towa’s shareholders (excluding Mitsubishi Estate) are the same as those described in “4) Precautions to prevent damaging the interests of Towa’s shareholders (excluding Mitsubishi Estate)” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 7).

(2)   Matters of reference related to the consideration for exchange
1)	Articles of Incorporation of Mitsubishi Estate
The Articles of Incorporation of Mitsubishi Estate are the same as those stated in “1) Articles of Incorporation of Mitsubishi Estate” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 8 - 13).

2)	Matters regarding the methods for conversion into money of the consideration for exchange
i       Markets for trading
The markets for trading are the same as those described in “i Markets for trading” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 13).
ii	Traders who conduct intermediary service, brokerage business or act as an agency for transactions
The traders who conduct intermediary service, brokerage business or act as an agency for transactions are the same as those described in “ii Traders who conduct intermediary service, brokerage business or act as an agency for transactions” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 13).

3)	Matters regarding the market price of the consideration for exchange
The matters regarding the market price of the consideration for exchange are the same as those described in “3) Matters regarding the market price of the consideration for exchange” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 13).

(3)   Matters regarding the financial statements
1)	Matters regarding Mitsubishi Estate
i       Details of the financial statements pertaining to the final fiscal year
The details of the financial statements pertaining to the final fiscal year of Mitsubishi Estate are the same as those described in “i Details of the financial statements pertaining to the final fiscal year” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 13 - 63).
ii
Details of the subsequent events that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year

The details of the subsequent events concerning Mitsubishi Estate that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year are the same as those described in “ii Details of the subsequent events that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 64 - 65).

2)
The details of the subsequent events concerning Towa that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year are the same as those described in “2) Details of the subsequent events concerning Towa that might have significant effects on the conditions of the corporate properties such as the disposition of important assets and the assumption of material debts that have occurred since the end of the final fiscal year” of the “Proposals and References” for the extraordinary general meeting of shareholders (Page 65 - 67).